As filed with the Securities and Exchange Commission on December 14, 2001.
                                                      Registration No. 333-72500

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO

                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        MILLENNIUM BANKSHARES CORPORATION
                 (Name of Small Business Issuer in Its Charter)

             Virginia                            6021                     54-1920520
   (State or Other Jurisdiction      (Primary Standard Industrial      (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)     Identification No.)

                              1601 Washington Plaza
                             Reston, Virginia 20190
                                 (703) 464-0100
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                Thomas J. Chmelik
                                    Treasurer
                        Millennium Bankshares Corporation
                              1601 Washington Plaza
                             Reston, Virginia 20190
                                 (703) 464-0100
            (Name, Address and Telephone Number of Agent For Service)

                          Copies of Communications to:
                           John M. Oakey, III, Esquire
                        Williams, Mullen, Clark & Dobbins
                        1021 East Cary Street, 16th Floor
                            Richmond, Virginia 23219
                                 (804) 643-1991


         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: |_|




     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion--December   , 2001

PROSPECTUS
                                1,150,000 Shares


                    [MILLENNIUM BANKSHARES CORPORATION LOGO]


                                  Common Stock

         We own and operate Millennium Bank, N.A., which has three banking offices in the northern Virginia area. These offices are in Reston, Great Falls and Herndon, Virginia.

         This is our initial public offering, and no public market currently exists for our common stock. We have applied for listing our common stock on the Nasdaq SmallCap Market under the proposed symbol "MBVA." We currently estimate that the initial public offering price will be between $6.00 and $7.00 per share.


         This is a best efforts offering, in which the underwriter will use its best efforts to sell the common stock that we are offering. We are not requiring the underwriter to sell any minimum number of shares or dollar amount.

         Investing in our common stock involves risks. You should read the "Risk Factors" section beginning on page 8 before investing.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         In addition, shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                                           Underwriter's
                       Price to Public       Commission        Proceeds to Us
                     ------------------- ------------------- -------------------
Per Share              $                   $                   $
Total                  $                   $                   $

         We have the right to increase the amount of common stock offered by 172,500 shares, in which case we will pay the underwriter additional compensation.


         McKinnon & Company, Inc. expects to deliver the shares on or about
January    , 2002, subject to customary closing conditions.

                            McKinnon & Company, Inc.

               The date of this prospectus is January   , 2002

                              [INSIDE FRONT COVER]







                              [MAP OF MARKET AREA]

                                TABLE OF CONTENTS


                                                                    Page

         Prospectus Summary...........................................4
         Summary Financial Information................................7
         Risk Factors.................................................8
         Use of Proceeds.............................................12
         Dilution....................................................13
         Market for Common Stock.....................................14
         Dividend Policy.............................................15
         Capitalization..............................................15
         Business....................................................16
         Selected Historical Financial Information...................24
         Management's Discussion and Analysis of
            Financial Condition and Results of Operations............25
         Management..................................................48
         Description of Capital Stock................................56
         Government Supervision and Regulation.......................58
         Underwriting................................................62
         Legal Matters...............................................63
         Experts.....................................................63
         Caution About Forward Looking Statements....................63
         Where You Can Find More Information.........................64
         Index to Consolidated Financial Statements.................F-1








                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         In this prospectus, we frequently use the terms "we" and "Millennium" to refer to Millennium Bankshares Corporation, Millennium Bank and other subsidiaries, which we own. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the "Risk Factors" section beginning on page 8.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the "Risk Factors" section and our financial statement and related notes.

         We have adjusted all share amounts and per share data relating to our common stock in this prospectus to reflect a two-for-one stock split of our common stock in October 2001.

                                   Our Company

General

         Millennium Bankshares Corporation owns Millennium Bank, N.A. Millennium Bank is a nationally chartered full-service community bank with offices in Reston, Herndon and Great Falls, Virginia. It opened April 1999 in Reston, Virginia. We conduct virtually all of our business through Millennium Bank and its subsidiaries. All of our offices are in Fairfax County, Virginia.

         After 11 months of operations, we attained profitability on a month-to-month basis. We had recouped all of our start-up losses by July 2001. Millennium Bank opened branch offices in 2001 in Great Falls and Herndon, Virginia. We have made a significant investment in our technology platform, which is centralized and operated internally. As a result, we can offer our customers products and services offered most often only by larger banks. Our financial performance has been characterized by rapid asset growth, increasing earnings and sound asset quality.


         At September 30, 2001, we had total assets of $157.5 million, net loans of $137.6 million, deposits of $144.1 million and stockholders' equity of $11.4 million.


         We have grown primarily through Millennium Capital, Inc., a wholesale and retail mortgage lender. We organized Millennium Capital in July 1999 as a subsidiary of Millennium Bank. Millennium Capital works with real estate brokers, mortgage bankers and loan officers to help us acquire one-to-four family residential mortgage loans throughout the country. We operate two majority owned mortgage lending subsidiaries, which have also contributed to our asset growth. We retain adjustable rate mortgage loans on residences within a 20-mile radius of Reston and currently sell, service released, all fixed rate mortgage products.


         Our two branch offices have helped grow our deposits and mortgage, consumer and commercial loans. We plan to open a second bank office in Reston in May 2002. Further bank expansion is planned in Fairfax County and eastern Loudoun County, Virginia, including the towns of Vienna, Chantilly and Sterling.


         For more information on our business and operations, see "Business" on page 16.

Strategy

         Because we have only been in operations for three years, an important part of our business is our current and future business strategies. Our strategies include the following goals:


         o We will attract customers by providing the financial sophistication and breadth of products of a regional bank while maintaining the quick response and service of a community bank. In our first two years of operations, we have established a diverse product line, including commercial, Small Business Administration, consumer, leasing and mortgage loans. We also have introduced securities brokerage services and insurance.

         o We will increase net income and return to shareholders through continued loan growth, while controlling the cost of our deposits and non-interest expense.

         o We have initially concentrated on expanding our mortgage banking operations. In a period of declining short-term interest rates, we have funded our growing mortgage loan volume increases with short-term brokered certificates of deposit.

         o Our diverse array of loan products will account for an increasing percentage of our loan portfolio when mortgage banking volume eventually slows. We are expanding our branch network to increase our core deposits, reduce our dependence on brokered deposits and attract additional small business customers.



         For more information on our business strategy, see "Business - Strategy" on page 17.

         Our principal executive offices are located at 1601 Washington Plaza, Reston, Virginia 20190, and our telephone number is (703) 464-0100. Our Internet address is www.thenetbanker.com. The information contained on our web site is not part of this prospectus.

                                  The Offering

         We have assumed in presenting the information under this subheading that we will not exercise our right to increase the number of shares offered.

Common Stock Offered.............   1,150,000 shares. This is a best efforts
                                    offering, in which the underwriter will use its best efforts to sell the common stock that we are offering. We are not requiring the underwriter to sell any minimum number of shares or dollar amount.


Common Stock Outstanding
After the Offering...............   3,397,978 shares, assuming we do not
                                    exercise our option to increase the size of this offering. In addition, at September 30, 2001 there were warrants outstanding to purchase 1,653,280 shares of common stock and vested options outstanding to purchase
                                    142,642 shares of common stock. All
                                    outstanding warrants and options are
                                    exercisable at a price of $5.00.


Use of Proceeds..................   We intend to use the net proceeds for
                                    general corporate purposes, including
                                    providing additional equity capital to
                                    Millennium Bank to support future growth.

Dividends........................   Currently no dividends are paid to
                                    shareholders.

Proposed Nasdaq SmallCap
Market Symbol....................   MBVA

                          SUMMARY FINANCIAL INFORMATION

         The following consolidated summary sets forth selected financial data for Millennium and its subsidiaries for the periods and at the dates indicated. You also should read the detailed information and the financial statements included elsewhere in this prospectus.

                                                                       Nine Months                            Year Ended
                                                             Ended September 30 (unaudited)              December 31 (audited)
                                                             ------------------------------        ------------------------------
                                                                 2001              2000                2000               1999
                                                                 ----              ----                ----               ----
                                                                          (Dollars in thousands, except per share data)
Income Statement Data
  Gross interest income ...............................      $     6,927        $     3,303        $     5,330        $       853
  Gross interest expense ..............................            3,704              1,627              2,723                232
  Net interest income .................................            3,223              1,676              2,607                621
  Provision for possible loan losses ..................             (770)              (145)              (305)              (161)
  Net interest income after provision for
    loan losses .......................................            2,453              1,531              2,302                460
  Non-interest income .................................            4,101              2,694              4,049                481
  Non-interest expense ................................            5,668              3,936              5,808              2,082
  Income (loss)  before income taxes ..................              886                289                543             (1,141)
  Income taxes ........................................             (113)                 -                  -                  -
  Income before cumulative effect of
   Accounting principle ...............................                -                  -                  -                  -
  Cumulative effect of change in
    accounting for income taxes .......................                -                  -                  -                  -
                                                             -----------        -----------        -----------        -----------
  Net income (loss) ...................................      $       773        $       289        $       543        $    (1,141)
                                                             ===========        ===========        ===========        ===========


Per Share Data and Shares Outstanding (1)
  Net income (loss), basic ............................      $       .38        $       .17        $       .33        $      (.69)
  Net income (loss), diluted ..........................      $       .32        $       .17        $       .33        $      (.69)
  Cash dividends ......................................              .00                .00                .00                .00
  Book value at period end ............................             5.06               4.42               4.62               4.23
  Tangible book value at period end ...................             5.06               4.42               4.62               4.23
  Weighted average shares outstanding, basic ..........        2,054,764          1,653,280          1,653,280          1,653,280
  Weighted average shares outstanding, diluted ........        2,382,245          1,653,280          1,653,280          1,653,280
  Shares outstanding at period end ....................        2,247,978          1,653,280          1,653,280          1,653,280

Period-End Balance Sheet Data
  Total assets ........................................      $   157,536        $    73,646        $    89,492        $    35,871
  Total loans .........................................          138,808             61,486             78,320             22,843
  Total deposits ......................................          144,067             62,577             71,343             22,016
  Long-term debt ......................................                -                  -                  -                  -
  Shareholders' equity ................................           11,374              7,308              7,633              6,996

Performance Ratios
  Return on average assets ............................             0.87%              0.72%               .88%            -5.98%
  Return on average shareholders' equity ..............            10.03%              5.46%              7.58%           -15.39%
  Average shareholders' equity to average
    total assets ......................................             8.65%             13.15%             11.55%             38.83%
  Net interest margin (2) .............................             4.02%              4.41%              4.78%              5.71%

Asset Quality Ratios
  Net charge-offs to average loans ....................            .0004%               .00%               .00%               .00%
  Allowance to period-end gross loans .................              .81%               .46%               .59%               .65%
  Nonperforming assets to gross loans
    and foreclosed properties .........................              .00%               .00%               .00%               .00%

Capital and Liquidity Ratios
  Risk-based
     Tier 1 capital ...................................             9.73%             11.43%              9.74%             23.94%
     Total capital ....................................            10.74%             11.91%             10.33%             24.49%
  Leverage capital ratio ..............................             7.22%              9.92%              8.53%             19.66%
  Total equity to total assets ........................             7.22%              9.92%              8.53%             19.66%


______________________
(1) We have adjusted all share amounts and per share data to reflect a two-for-one stock split of our common stock in October 2001.
(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on our earning assets.

                                  RISK FACTORS

         An investment in our common stock involves significant risks. You should carefully read and consider the factors listed below before you invest. These risk factors may adversely affect our financial condition, including future earnings. You should read this section together with the other information in this prospectus.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition.

         During the last two years, we have experienced significant growth, and our business strategy calls for continued expansion. We intend to use the funds raised in this offering to support anticipated increases in our loans and deposits. See "Business - Strategy" on page 17 for more details on our business strategy. Our ability to continue to grow depends, in part, upon our ability to open new branch offices, attract deposits to those locations, and identify loan and investment opportunities. Our ability to manage growth successfully also will depend on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality. If we are unable to sustain our growth, our earnings could be adversely affected. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.

Because our mortgage banking revenue is sensitive to changes in economic conditions, decreased economic activity or high interest rates may reduce our profits.

         Community banks generally depend on interest income as their primary source of income. Unlike the net income of these banks, however, our net income depends to a large extent on gains from the sale of mortgage loans. In the first nine months of 2001, for example, loan sale gains were $3.9 million, compared to net interest income of $2.5 million. Maintaining a high level of loan sale gains depends primarily on continuing to make a large amount of residential mortgage loans.


         Economic slowdowns or recessions in our market areas or higher interest rates may be accompanied by reduced demand for mortgage credit and declining real estate values, which usually result in a slowdown in mortgage lending activity. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect our mortgage originations and, consequently, reduce our income from mortgage banking activities. As a result, these conditions may adversely affect our net income more than the net income of a typical community bank.


         In addition, mortgage banking activities generally involve risks of loss if secondary mortgage market interest rates increase substantially while a loan is in the "pipeline" (the period beginning with the application to make or the commitment to purchase a loan and ending with the sale of the loan). In order to reduce this interest rate risk, we sell each fixed rate first mortgage loan when the borrower locks in the interest rate on the loan. While our policy is to sell all fixed rate second mortgage loans within 60 days of origination in order to mitigate any risk, we do accept the risk of changing interest while we hold a second mortgage loan. Any substantial increases in interest rates prior to the sale of the second mortgage loans will decrease the revenue that we derive from these activities and will thus adversely affect our net income.

A loss of our senior officers could impair our relationship with our customers and adversely affect our business.

         Many community banks attract customers based on the personal relationships that the banks' officers and customers establish with each other and the confidence that the customers have in the officers. As a relatively new enterprise, we depend on the performance of Carroll C. Markley, who is the Chairman and Chief Executive Officer of Millennium Bankshares Corporation and all of its wholly owned subsidiaries. Mr. Markley has over 30 years of experience in the banking industry and has numerous contacts in our market area. We believe that the extent of his experience and contacts provide us with an advantage over other community banks in our market, who have chief executive officers with less experience and fewer contacts.


         The loss of the services of Mr. Markley, or his failure to perform management functions in the manner anticipated by our board of directors, could have a material adverse effect on our business. Our success will be dependent upon the board's ability to attract and retain quality personnel, including Mr. Markley. We have attempted to reduce our risk by carrying key man life insurance on Mr. Markley and including a non-competition covenant in the employment agreement with Mr. Markley.


Market conditions may adversely affect our ability to continue to rely on brokered deposits as a source of funds and cause us to seek alternative sources that may not be on terms favorable to us.


         We solicit deposits from brokers because our banking offices do not attract enough deposits to fund all of the loans that we make. Brokered deposits are available in bulk, and they provide a quicker source of funding than traditional core deposits. Additionally, brokered deposits do not require additional spending for marketing or education of employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Sources of Funds" on page 40 for additional information on brokered deposits. At September 30, 2001, 58.4% of our deposits were brokered deposits, an increase from December 31, 2000, when 56.4% of our deposits were brokered deposits. The weighted average interest rates on our brokered deposits were 4.47% and 6.36% at September 30, 2001 and December 31, 2000, respectively.


         Brokered deposits, however, are normally more costly and volatile than traditional core deposits. If market conditions change, brokers may transfer deposited funds from us into other investments or demand much higher interest rates. Moreover, brokers operate in a national market and will place funds with banks that offer to pay the highest interest rates. Unlike businesses and individuals who bank with us in our market, there is no basis for a business relationship with deposit brokers that would provide a stable deposit base. There is a higher likelihood that, unlike deposits from our customers, the funds that brokered deposits provide us will not remain with us after maturity. In addition, unlike brokered deposits, the advances that we obtain from the Federal Home Loan Bank require significant collateral. When market conditions are poor, these advances have a higher priority than brokered deposits, and we may be unable to take the steps necessary to maintain the level of brokered deposits upon which we have traditionally depended.


         Because we depend on brokered deposits, we could be confronted with the choice of curtailing our mortgage banking business or paying "above market" interest rates in order to attract additional deposits. Either action could reduce our net income. Any inability to keep our deposit growth at a level on pace with our loan portfolio may affect our financial condition. In this situation, we may need to obtain alternative sources of funding, which may or may not be available to us on terms that we would consider favorable.


Government regulations may adversely affect our ability to continue to rely on brokered deposits as a source of funds and cause us to curtail our mortgage banking business.


         Federal Deposit Insurance Corporation regulations could affect our ability to continue to accept brokered deposits. A well-capitalized bank (one that significantly exceeds specified capital ratios) may accept brokered deposits without restriction. Undercapitalized institutions (those that fail to meet minimum regulatory capital requirements) may not accept brokered deposits, and adequately capitalized institutions (those that are not well-capitalized or undercapitalized) may only accept such deposits with the consent of the FDIC. We are currently a well-capitalized institution and therefore may accept brokered deposits without restriction. If, as a result of rapid asset growth or unanticipated losses, we ceased to be well-capitalized, the FDIC might not permit us to maintain our desired level of brokered deposits. If we were required to reduce our level of brokered deposits, we also would have to reduce our assets and, most likely, curtail our mortgage banking business. Any reduction could have an adverse effect on our revenues.

We have a limited operating history upon which to base an estimate of our future success.

         We have been operating only since April 1, 1999. As a result, you have limited financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company that has a longer history of operations. Because of our limited operating history, you do not have access to the type and amount of information that would be available to an investor in a financial institution with a more extended operating history.


Our profitability depends significantly on economic conditions in our market area.

         Our success depends to a large degree on the general economic conditions in the northern Virginia area. The local economic conditions in this area have a significant impact on the loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

         In recent years, there has been a proliferation of technology and communications business in our market area. The current recession in those industries has had a significant adverse impact on a number of those businesses. While we do not have significant credit exposure to these businesses, the recession in these industries could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

If we need additional capital in the future, we may not be able to obtain it on terms that are favorable and that may limit our growth.

         Our business strategy calls for continued growth. See "Business - Strategy" on page 17 for more details on our business strategy. We anticipate that we will support this growth through additional deposits at new branch locations and investment opportunities. It is possible that we may need to raise additional capital to support our future growth. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We cannot make any assurance that additional capital would be available on terms satisfactory to us at all. The failure to raise additional capital on terms that are favorable to us may force us to limit our growth strategy.


Following the offering, our existing shareholders will continue to exert substantial influence over our corporate matters.


         We currently have 2,247,978 issued and outstanding shares of common stock held by 169 shareholders of record. If we sell all 1,150,000 shares of common stock that we are offering through this prospectus, our existing shareholders will own in the aggregate approximately 66% of our common stock. With that level of ownership, our existing shareholders would be able to determine the election of directors and other routine matters requiring shareholder approval and to exert substantial influence over other matters, such as a merger or a sale of assets. As a result, this level of ownership of our existing shareholders will limit the amount of control that new investors will have with respect to our corporate matters.


Recent legislation will change the way financial institutions conduct their business, and we cannot predict the effect that it will specifically have upon us.


         The Gramm-Leach-Bliley Act of 1999 was signed into law on November 12, 1999. This act covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies. For more information on this act, see "Government Supervision and Regulation - Gramm-Leach-Bliley Act of 1999" on page 61. Most of the act's provisions require bank regulatory agencies to adopt regulations to implement the act. While the act will affect many banks, Because these agencies have not adopted regulations to implement the act at this time, it is not possible to predict the full effect that the act will specifically have on us and our current operations and business strategy. An assessment of the act's full impact on us must await completion of that regulatory process, and it is possible that any impact could adversely affect our business and profitability.


Our management will have discretion in allocating the proceeds of the offering and could delay the achievement of our strategic goals.


         We will use the net proceeds from this offering for general corporate purposes. That is, we will provide additional equity capital to Millennium Bank to support anticipated increases in our loans and deposits as our business grows. We have not otherwise made a specific allocation for the use of the net proceeds.


         Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining the specific use of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus. While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.


The resolution of any conflicts of interest with respect to our leasing arrangements may adversely affect our profitability.


         Certain members of our management, who also helped organize us in 1998, own interests in certain limited liability companies that are parties to leasing arrangements with respect to our properties. We summarize these arrangements in the "Transactions with Management" section on page 55. The terms of these leasing arrangements are substantially similar to the terms of similar leasing arrangements that are the result of "arms length" negotiations between unrelated parties, and the leasing rates are comparable to current market rates. To the extent that issues arise with respect to any of these arrangements, these members of management may have conflicts of interest that could affect their ability to resolve these issues in a manner that is fair to us. Our shareholders may rely on the general fiduciary standards that apply to the directors and officers of a Virginia corporation to prevent unfairness by these members in any transaction with us. To the extent that we are unable to resolve any conflicts of interests, our shareholders may commence litigation on behalf of us to enforce their and our rights. Any expense of this litigation may adversely affect our profitability.

                                 USE OF PROCEEDS

         The following table sets forth the calculation of our net proceeds from the offering at an assumed public offering price of $6.50 per share and the use of these proceeds. Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering.


                                             10%               50%              100%
                                             ---               ---              ----
Shares of common stock sold ......           115,000           575,000         1,150,000

Assumed public offering price ....      $       6.50      $       6.50      $       6.50

Gross offering proceeds ..........      $    747,500      $  3,737,500      $  7,475,000
Underwriter's commission .........            37,375           186,875           373,750
Estimated expenses of the offering           145,000           145,000           145,000
                                        ------------      ------------      ------------

Net proceeds to us ...............      $    565,125      $  3,405,625      $  6,956,250
                                        ============      ============      ============

Use of net proceeds:

   General corporate purposes ....      $    565,125      $  3,405,625      $  6,956,250
                                        ============      ============      ============


         We will use the net proceeds from this offering for general corporate purposes. That is, we will provide additional equity capital to Millennium Bank to support anticipated increases in our loans and deposits as our business grows. We have not otherwise made a specific allocation for the use of the net proceeds.

                                    DILUTION


Effect of the Offering on Book Value

         At September 30, 2001, we had a net tangible book value of approximately $11.4 million, or $5.06 per share. Net tangible book value per share represents the amount of our shareholders' equity, less intangible assets, divided by the number of shares of common stock that are outstanding. Dilution per share to new investors in the offering represents the difference between the amount per share that these investors paid and the pro forma net tangible book value per share of common stock immediately after completion of the offering.


         After giving effect to the sale by us of all 1,150,000 shares of common stock in the offering at an assumed public offering price of $6.50 per share, deducting estimated offering expenses, and giving effect to the application of the estimated net proceeds described in the "Use of Proceeds" section on page 12, our pro forma net tangible book value at September 30, 2001 would have been approximately $18.3 million, or $5.39 per share. This represents an immediate increase in net tangible book value of $0.33 per share to existing shareholders and an immediate dilution of $1.11 per share to new investors.


         The following table illustrates this per share dilution assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering:


                                                                           10%            50%           100%
                                                                           ---            ---           ----
Assumed public offering price per share ............................    $   6.50       $   6.50       $   6.50
   Net tangible book value per share at September 30, 2001 .........        5.06           5.06           5.06
   Increase per share attributable to new investors ................       (0.01)          0.17           0.33
                                                                        --------       --------       --------
Pro forma net tangible book value per share after the offering (1)..        5.05           5.23           5.39
Dilution per share to new investors ................................    $   1.46       $   1.27       $   1.11
                                                                        ========       ========       ========
Dilution as a percentage of offering price .........................         22%            19%            17%


_________________
(1) We have excluded up to 172,500 shares of common stock that we may sell if we exercise our option to increase the size of the offering. See "Underwriting" on page 62.


Comparison of Prices Paid for Common Stock

         The following table sets forth on a pro forma basis, as of September 30, 2001:

         o the number of shares of common stock purchased from us prior to the offering and the number of shares purchased in the offering, and

         o the total consideration, prior to the deduction of any expenses and/or commission, and average price per share that our existing shareholders have paid to us and that new investors will pay in the offering at an assumed public offering price of $6.50 per share.

         Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering.


                                                                                                     Average
                                                                                                    Price Per
                                       Shares Purchased              Total Consideration              Share
                                 ---------------------------     --------------------------    -------------------
                                      Number       Percent           Amount       Percent
                                      ------       -------           ------       -------
          10%
          ---
Existing shareholders (1), (2)       2,247,978         95%       $   11,239,890       94%             $5.00
New investors                          115,000          5%              747,500        6%             $6.50
                                 -------------   ---------       -------------- ---------
   Total                             2,362,978        100%           11,987,390      100%             $5.07
                                 =============   =========       ============== =========

          50%
          ---
Existing shareholders (1), (2)       2,247,978         80%       $   11,239,890       75%             $5.00
New investors                          575,000         20%            3,740,750       25%             $6.50
                                 -------------   ---------       -------------- ---------
   Total                             2,823,478        100%           14,980,640      100%             $5.31
                                 =============   =========       ============== =========

          100%
          ----
Existing shareholders (1), (2)       2,247,978         66%       $   11,239,890       60%             $5.00
New investors (3)                    1,150,000         34%            7,475,000       40%             $6.50
                                 -------------   ---------       -------------- ---------
   Total                             3,397,978        100%           18,714,890      100%             $5.51
                                 =============   =========       ============== =========

_________________
(1) We have adjusted the number of shares purchased and the average price per share to reflect a two-for-one stock split of our common stock in October 2001.
(2) We have excluded outstanding warrants to purchase 1,653,280 shares of our common stock and outstanding vested options to purchase 142,642 of our common stock. The exercise price for each of these warrants and options is $5.00 per share.

(3) We have excluded up to 172,500 shares of common stock that we may sell if we exercise our option to increase the size of the offering. See "Underwriting" on page 62.


         All shares of common stock outstanding on September 30, 2001 were issued in private placements, are restricted and may be resold only in accordance with Securities and Exchange Commission Rule 144. See "Description of Capital Stock - Shares Eligible for Future Sale" on page 57.


                             MARKET FOR COMMON STOCK

         This is our initial public offering, and no public market currently exists for our common stock. We have applied for listing our common stock on the Nasdaq SmallCap Market under the proposed symbol "MBVA."


         Prior to this offering, there have been no trades of shares of our common stock. We currently estimate that the initial public offering price will be between $6.00 and $7.00 per share. The "Underwriting" section on page 62 describes factors that we will consider in determining this price.

                                 DIVIDEND POLICY

         We have not declared or distributed any cash dividends to our shareholders, and it is not likely that we will declare any cash dividends for several years. Our Board of Directors intends to follow a policy of retaining any earnings to provide funds to operate and expand our business for the foreseeable future. Our future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions.

         Our ability to distribute cash dividends will depend primarily on the abilities of our subsidiaries to pay dividends to us. As a national bank, Millennium Bank is subject to legal limitations on the amount of dividends that it is permitted to pay. Furthermore, neither Millennium Bank nor we may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. For additional information on these limitations, see "Government Supervision and Regulation - Payment of Dividends" on page 59.


                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization at September 30, 2001. This table should be read with our financial statements and related notes included in this prospectus.


                                                              September 30, 2001
                                                              ------------------
Stockholders' equity (dollars in thousands):                     (unaudited)

         Common Stock, $5.00 par value, 10,000,000
         shares authorized, 2,247,978 shares
         issued and outstanding                                     $11,203


         Additional paid-in capital                                      -0-

         Accumulated other comprehensive income (loss)                   (4)

         Retained earnings                                              175

         Total stockholders' equity                                 $11,374

                                    BUSINESS

General

         Millennium Bankshares Corporation is a bank holding company headquartered in Reston, Virginia. We were incorporated in 1998 and began operations in April 1999. We provide commercial and consumer banking services through our principal operating subsidiary, Millennium Bank, N.A. At September 30, 2001, we had total consolidated assets of $157.5 million, deposits of $144.1 million and stockholders' equity of $11.4 million.

         We presently operate banking offices in Reston, Great Falls and Herndon, Virginia. All of our banking offices are situated in Fairfax County, Virginia, just west of Washington, D.C. Many technology companies have established large operations in our area. The population of Fairfax County grew from 818,584 in 1990 to 968,225 in 2000. We plan to open an additional branch banking office in Reston, Virginia in the spring of 2002.

         We are a community bank providing a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities we serve. We emphasize local decision making within our organization and provide attentive personal service to our customers. By combining the technological support and products and services that our customers demand with direct access to senior management and responsive customer service, we seek to foster a business and consumer banking environment that allows us to effectively compete in our particular market with other financial institutions of all sizes.

         Even though we are a small bank, we seek to provide our customers with the technological support that banking in today's market requires. We offer 24 hour a day, seven day a week Internet banking services. These services allow consumers and businesses the ability to view accounts, make transfers, submit wire transfer requests, pay bills and stop payment of checks. The most popular feature is the ability for customers to view their cancelled checks over the Internet.

         We are expanding our Internet services in late 2001 to include synchronization with Millennium Bank through financial management software. Customers will be able to synchronize their accounts at Millennium with their money management software directly over the Internet. Bill-payment services from the money management software over the Internet will be available to our customers in late 2001 or early 2002.

         We conduct almost all of our business through Millennium Bank and its wholly and majority owned subsidiaries. Those subsidiaries which originate, process, and underwrite first and second residential mortgage loans include:

                                                                                            Date
Subsidiary                          Location             Nature of Business              Established
-------------------------------------------------------------------------------------------------------
Millennium Capital                  Reston, VA           Wholesale and Retail Lending    May 1999
Millennium Residential Funding      Ownings Mills, MD    Retail Lending                  March 2001
Millennium Wholesale Lending        Reston, VA           Wholesale Lending               May 2001
Millennium Nationwide               Irvine, CA           Retail Lending                  November 2001
Millennium Sunbelt Mortgage         Las Vegas, NV        Retail Lending                  December 2001

         Millennium Bankshares Corporation is the sole shareholder of Millennium Brokerage Services, Inc., which offers securities brokerage services, financial analysis, professional money management, stocks, bonds and mutual funds through UVEST. Millennium Insurance Services, Inc. is also a wholly owned subsidiary that receives revenues as a result of insurance relationships established on behalf of this company. Additionally, Millennium e-Banking Solutions, L.L.C. is a subsidiary of Millennium

Bankshares Corporation in which we are majority owner. This entity is currently testing a proprietary financial software solution through Millennium Bank.

Strategy

         Our strategy for building long term value for our shareholders is to consistently grow our assets and generate non-interest income through the sale of mortgage loans. Concurrently, we plan to expand our branch banking network to lower our cost of funds and diversify our loan portfolio with local retail consumer and commercial business. At present, we use brokered deposits to fund mortgage loans held for sale. This method of funding decreases our net interest margin. We plan to open additional branch banking offices in northern Virginia and increase our commercial clientele, traditionally a source for large non-interest bearing deposits. These local retail deposits will replace brokered deposits and allow us to increase our net interest margin. To achieve these goals, we plan to take the following steps.

         o Emphasize Mortgage Lending. Presently, we are rapidly expanding our mortgage lending activities through Millennium Bank and other Millennium subsidiaries. Loans retained in our mortgage loan portfolio, and income from the sale of loans has increased steadily. Mortgage loans held for sale as of December 31, 2000 were $34.6 million, an increase of $27.1 million over year end 1999. As of September 30, 2001, mortgage loans with outstanding balances of $54.2 million were held for sale.

                  Second mortgage loans historically were the predominant product in the mortgage loan portfolio. We hold these loans only for thirty to sixty days before we sell them. Even though we do not hold second mortgage loans as long term investments, the interest earned during the thirty to sixty days that we hold these loans has generated above normal spreads over the cost of funds.

                  Increases and decreases in our mortgage banking income (which consists primarily of gains on sales of mortgage loans) tend to offset decreases and increases in the net interest margin. In a climate of lower or declining interest rates, our net interest margin will tend to decrease as the yield on interest earning assets decreases faster than the cost of interest bearing liabilities. Mortgage banking income, in contrast, tends to increase in times of lower or declining interest rates, as refinancing activity leads to an increase in mortgage loan originations. In a climate of rising or higher interest rates, the net interest margin will tend to increase, while a decrease in mortgage loan originations leads to a decrease in mortgage banking income.

                  We will continue to evaluate approaches that will increase mortgage loan volume, including, but not limited to increased lending from within Millennium Bank, additional operating subsidiaries, and expanded product offerings.

         o Expand Our Branch Network. In 2001, we opened our second banking office in Great Falls, Virginia and our third office in Herndon, Virginia. We plan to open a fourth banking office in Reston, Virginia in spring 2002.

                  Loan production is presently being funded to a large degree by brokered deposits. At September 30, 2001, deposits from these sources represented $84.1 million, compared to $31.5 million at September 30, 2000. Funding loans in this fashion may result in a decreased net interest margin. With our branch banking growth strategies in select communities throughout northern Virginia, we will attempt to reduce our cost of funds while continuing to grow our loan portfolio. Offices will be positioned in communities with moderate median incomes and a high concentration of commercial business surrounding the location, which is intended to result in a lower cost of funds.


         o        Emphasize commercial banking products and services.
                  Small-business commercial customers are a source of prime-based loans and fee income from cash management services, but low cost deposits which we require to continue to fund our aggressive growth. From September 30, 2000 to September 30, 2001 our commercial loan portfolio grew from $12.5 million to $21.0 million. At September 30, 2001 commercial deposit accounts totaled $24.4 million, of which $14.1 million were non-interest bearing demand deposits. At September 30, 2000, commercial demand deposits were $18.4 million.

                  We have been able to build a commercial business base because our staff of bankers is continually seeking opportunities to network within the local business community. Additionally, the Chief Executive Officer of Millennium Bank has over three decades of commercial banking experience in our local market area, bringing both a strong understanding of commercial banking needs and a sound customer base to the table. Significant further growth in this banking area will depend on expanding our lending staff. Small business lending is also advantageous because certain loans are eligible for guarantees from the Small Business Administration. The bank has applied for Preferred Lender status with the Small Business Administration, which would allow us to internally approve Small Business Administration loans.

                  Our strategic plans include targeting larger commercial customers. At the present time, our legal lending limit is below the level necessary to serve the borrowing requirements of these customers. We are able, however, to participate loans to other banks, which generally facilitates the borrowing needs of larger commercial customers. The additional capital from this offering will increase our legal lending limit to approximately $2.8 million. We expect that the increase in our legal lending limit will be ample to accommodate the borrowing needs of customers in our target market, including larger commercial customers.

Market Area

         Millennium is headquartered in Fairfax County, Virginia. This area had a population of approximately 968,225 in 2000 and is expected to grow to just under 1.1 million by 2010. We are located in northern Virginia approximately 20 miles west of Washington, D.C. and 115 miles north of Richmond, Virginia. We are situated in the new "Silicon Valley of the East" known as the Dulles Corridor which is home to companies such as America Online, MCI, TRW, and others. Our branch banking offices are located in this area. Our target market for commercial lending remains in northern Virginia. Residential mortgage loans are marketed on a national basis.

Competition

         Millennium is headquartered in the Reston-Herndon market area where there is a very limited community bank presence. It is a community serviced by the branches of large regional banks that are headquartered, for the most part, in cities outside the Washington Metropolitan area. Our market area is a highly competitive, highly branched banking market. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Fairfax County market area and elsewhere.

         Competition in the market area for loans to small businesses and professionals is intense, and pricing is important. Most of our competitors have substantially greater resources and lending limits than Millennium. Many competitors offer services, such as extensive branch networks and trust services, that we currently do not provide. Moreover, larger institutions operating in the northern Virginia market have access to borrowed funds at lower costs than are available to Millennium. Deposit competition among institutions in the market area also is strong. As a result, it is possible that we will pay above-market rates to attract deposits. According to a market share report prepared by the FDIC, we held 0.53% of deposits in the Fairfax County market as of June 30, 2001, the most recent date for which market share information is available.

Credit Policies

         The principal risk associated with each of the categories of loans in Millennium's portfolio is the creditworthiness of its borrowers. Within each category, credit risk is increased or decreased, depending on prevailing economic conditions. In an effort to manage the risk of loans made in Millennium's portfolio, our policy gives loan approval limits to individual officers based on their position and experience. Loans that are held for sale are underwritten to investor guidelines. All fixed rate residential first mortgage loans are pre-sold prior to settlement on the loan.

         Millennium has written policies and procedures to help manage credit risk. Millennium has implemented a loan review process that includes portfolio management strategy, underwriting standards and risk assessment guidelines, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to establish loss exposure and to ascertain compliance with Millennium's policies.

         Millennium uses an Officers Loan Committee and Directors Loan Committee to approve loans. The Officers Loan Committee, which consists of the Chairman and additional officers, meets as necessary to review most applications for loans that are intended to be held in the portfolio. A Directors Loan Committee, which currently consists of ten directors, approves loans in excess of $450,000 that have been previously approved by the Officers Loan Committee. The Directors Loan Committee also reviews lending policies proposed by Management.

         We obtain small business and commercial loans through direct solicitation of owners and continued business from customers. Completed commercial loan applications are reviewed by Millennium's loan officers. As part of the application process, information is obtained concerning the income, financial condition, employment and credit history of the applicant. If commercial real estate is involved, information is also obtained concerning cash flow after debt service. Loan quality is analyzed based on Millennium Bank's experience and its credit underwriting guidelines, as well as guidelines issued by the Office of the Comptroller of the Currency and purchasers of loans.

         Residential loan originations come primarily from walk-ins, direct mail solicitations, Internet advertising, and wholesale and correspondent relationships. We have chosen to retain in our portfolio many of our residential mortgage loans on properties located in our local market. In addition, we are actively seeking non-conforming one-to-four family adjustable-rate mortgages that do meet all of our secondary marketing guidelines which we may hold for sale longer than other products. Loans held for sale are conforming and non-conforming fixed rate first and second mortgage loans with 80% to 125% loan to value.

         In the normal course of business, Millennium makes various commitments and incurs certain contingent liabilities which are disclosed in the footnotes of its annual financial statements, including commitments to extend credit. At September 30, 2001, commitments to extend credit totaled $18.3 million.

Commercial Lending

         General. Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. To manage these risks, Millennium generally secures appropriate collateral, obtains personal guarantees from principals, and monitors the financial condition of its business borrowers. The availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. All commercial loans made by Millennium have recourse under the terms of the promissory note. At September 30, 2001, commercial loans totaled $21.2 million, or 15.2% of the total loan portfolio.

         Millennium has implemented a credit review and monitoring system to review the cash flow of commercial borrowers. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by assets, such as commercial real estate, accounts receivable, equipment and inventory.

         Real Estate Loans. Commercial real estate loans may be secured by various types of commercial real estate in Millennium's market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches. In its underwriting of commercial real estate, Millennium may lend up to 80% of the secured property's appraised value. Millennium's commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower's creditworthiness and prior credit history and reputation, and Millennium generally requires personal guarantees or endorsements of borrowers.

         Construction Loans. Our loan policy allows for local construction loans, primarily to individual small builders on a limited basis. At September 30, 2001, there were no construction and land development loans outstanding in the commercial loan portfolio. Millennium will obtain a first lien on the property as security for its construction loans and personal guarantees from the borrower's principal owners.


         Small Business Lending. Today, the principal activity of Millennium Bank's commercial loan division is the origination of commercial mortgage and non-mortgage loans to small and medium sized businesses. Millennium regularly uses various loan guarantee loan programs offered through the Small Business Administration, including the 504 loan program, which is intended to help small and medium sized businesses avoid large downpayments and floating interest rates that are typically associated with purchases of fixed assets used to expand operations. Whenever possible, the 504 loan program provides long-term and fixed rate financing for investment in fixed assets, primarily real estate and large/heavy equipment. At September 30, 2001, Small Business Administration loans were 1.5% of the commercial loan portfolio.

One-to-Four-Family Residential Real Estate Lending

         Millennium makes residential loans and sells them to investors in the secondary mortgage market. We originate both conforming and non-conforming single-family loans. Mortgage lending occurs in our banking offices as well as through our mortgage banking subsidiaries of Millennium Bank located in Reston, Virginia and Ownings Mills, Maryland.

         Millennium retains in its portfolio loans secured by one-to-four-family residences, some of which are located in its market area. We also retain non-conforming adjustable rate mortgages for an unspecified period of time for consumers that do not reside in our market area. These loans are eligible for sale at a later time.

         Millennium evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. Millennium makes first mortgage loans in amounts of up to 100% of the appraised value of the underlying real estate, but retains in our portfolio loans with an 80% or less appraised value. We retain some second mortgage loans secured by property in our market area, as long as the loan to value ratio does not exceed 95%. If the loan to value ratio exceeds 95% or the property is outside our market area, the loan is sold in the secondary market. Second mortgage loans with a loan to value ratio over 95% are underwritten to institutional investor guidelines and pre-sold. For conventional loans in excess of 80% loan to value, private mortgage insurance is secured insuring the mortgage loans to 75% loan to value.

         Millennium's current one-to-four-family residential adjustable rate mortgage loans have interest rates that adjust every 1, 3, 5, or 7 years, generally in accordance with the rates on one-year U.S. Treasury bills. Millennium's adjustable rate mortgage loans generally limit interest rate increases to 2% each rate adjustment period and have an established ceiling rate at the time the loans are made of up to 6% over the original interest rate. Borrowers are qualified at the first year interest rate plus 2%. To compete with other lenders in its market area, Millennium makes one-year adjustable rate mortgage loans at interest rates which, for the first year, are below the index rate which would otherwise apply to these loans. At September 30, 2001, $53.2 million, or 38.3%, of Millennium's loan portfolio consisted of adjustable rate mortgage loans. There are risks resulting from increased costs to a borrower as a result of the periodic repricing mechanisms of these loans. Despite the benefits of adjustable rate mortgage loans to an institution's asset/liability management, they pose additional risks, primarily because as interest rates rise, the underlying payments by the borrowers rise, increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. We minimize these risks by underwriting these loans to be sold in the secondary mortgage market.

         Millennium requires title opinions and fire and casualty insurance coverage, as well as title insurance and flood insurance where appropriate, to protect Millennium's interest. The cost of this insurance coverage is paid by the borrower. Millennium typically requires escrows for taxes and insurance.

Consumer Lending

         Millennium offers various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, letters of credit, and home equity loans. Such loans are generally made to customers with which Millennium has a pre-existing relationship.

         Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The underwriting standards employed by Millennium for consumer loans include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income for primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Employees

         At September 30, 2001, Millennium had the equivalent of 77 full-time employees and four part-time employees. None of Millennium's employees are represented by any collective bargaining unit.

Legal Proceedings

         In the course of its operations, Millennium may become party to legal proceedings. Currently there are no such proceedings known by management; therefore, we expect this will not have a material adverse affect on Millennium's business, financial position, or results of operations.

Description of Property

         Millennium conducts its business from its main office in Reston, Virginia, two branch banking offices and two residential lending offices. Majority owned subsidiaries occupy space that is not an obligation of Millennium and contractually provided by the minority owner. The following table provides certain information with respect to our properties:

                                     Date Facility           Ownership and
     Location                           Opened            Leasing Arrangements
     --------                           ------            --------------------
     Main Office:

     1601 Washington Plaza               1999             Leased from 1601 Washington Plaza, LLC, a
     Reston, Virginia                                     Virginia limited liability company comprised
                                                          of unit owners that are also Millennium
                                                          shareholders. Lease expires in 2010, subject
                                                          to Millennium's right to renew for an
                                                          additional 10-year term.
     Branch Offices:

     1025-K Seneca Road                  2001             Lease expires in 2005, subject to
     Great Falls, Virginia                                Millennium's right to renew for three
                                                          additional five-year terms.

     1051 Elden Street                   2001             Leased from 1051 Elden Street, LLC, a
     Herndon, Virginia                                    Virginia limited liability company comprised
                                                          of unit owners that are also Millennium
                                                          shareholders. Lease is month-to-month
                                                          dependent on improvements to the property
                                                          by the landlord.






                                       22

                                     Date Facility           Ownership and
     Location                           Opened            Leasing Arrangements
     --------                           ------            --------------------

     Loan Offices:

     712 Lynn Street                     2000             Sub-leased from a director of Millennium. Lease
     Herndon, Virginia                                    expires in 2002.  Subject to landlord's option
                                                          to extend for additional three-year term.

     1604 Washington Plaza               2001             Lease expires in 2002.
     Reston, Virginia

         We have also entered into a lease for an additional branch banking office location in Reston, Virginia. We are planning to open this branch in the spring of 2002, subject to approval from Millennium Bank's primary regulator. The lease's initial term is for five years with four consecutive five-year renewal options, commencing in April 2002.

         We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following consolidated summary sets forth selected financial data for Millennium and its subsidiaries for the periods and at the dates indicated. The following summary is qualified in its entirety by the detailed information and the financial statements included elsewhere in this prospectus.

                                                                       Nine Months                            Year Ended
                                                             Ended September 30 (unaudited)              December 31 (audited)
                                                             ------------------------------        ------------------------------
                                                                 2001              2000                2000               1999
                                                                 ----              ----                ----               ----
                                                                          (Dollars in thousands, except per share data)
Income Statement Data
  Gross interest income ...............................      $     6,927        $     3,303        $     5,330        $       853
  Gross interest expense ..............................            3,704              1,627              2,723                232
  Net interest income .................................            3,223              1,676              2,607                621
  Provision for possible loan losses ..................             (770)              (145)              (305)              (161)
  Net interest income after provision for
    loan losses .......................................            2,453              1,531              2,302                460
  Non-interest income .................................            4,101              2,694              4,049                481
  Non-interest expense ................................            5,668              3,936              5,808              2,082
  Income (loss)  before income taxes ..................              886                289                543             (1,141)
  Income taxes ........................................             (113)                 -                  -                  -
  Income before cumulative effect of
   Accounting principle ...............................                -                  -                  -                  -
  Cumulative effect of change in
    accounting for income taxes .......................                -                  -                  -                  -
                                                             -----------        -----------        -----------        -----------
  Net income (loss) ...................................      $       773        $       289        $       543        $    (1,141)
                                                             ===========        ===========        ===========        ===========


Per Share Data and Shares Outstanding (1)
  Net income (loss), basic ............................      $       .38        $       .17        $       .33        $      (.69)
  Net income (loss), diluted ..........................      $       .32        $       .17        $       .33        $      (.69)
  Cash dividends ......................................              .00                .00                .00                .00
  Book value at period end ............................             5.06               4.42               4.62               4.23
  Tangible book value at period end ...................             5.06               4.42               4.62               4.23
  Weighted average shares outstanding, basic ..........        2,054,764          1,653,280          1,653,280          1,653,280
  Weighted average shares outstanding, diluted ........        2,382,245          1,653,280          1,653,280          1,653,280
  Shares outstanding at period end ....................        2,247,978          1,653,280          1,653,280          1,653,280

Period-End Balance Sheet Data
  Total assets ........................................      $   157,536        $    73,646        $    89,492        $    35,871
  Total loans .........................................          138,808             61,486             78,320             22,843
  Total deposits ......................................          144,067             62,577             71,343             22,016
  Long-term debt ......................................                -                  -                  -                  -
  Shareholders' equity ................................           11,374              7,308              7,633              6,996

Performance Ratios
  Return on average assets ............................             0.87%              0.72%               .88%            -5.98%
  Return on average shareholders' equity ..............            10.03%              5.46%              7.58%           -15.39%
  Average shareholders' equity to average
    total assets ......................................             8.65%             13.15%             11.55%             38.83%
  Net interest margin (2) .............................             4.02%              4.41%              4.78%              5.71%

Asset Quality Ratios
  Net charge-offs to average loans ....................            .0004%               .00%               .00%               .00%
  Allowance to period-end gross loans .................              .81%               .46%               .59%               .65%
  Nonperforming assets to gross loans
    and foreclosed properties .........................              .00%               .00%               .00%               .00%

Capital and Liquidity Ratios
  Risk-based
     Tier 1 capital ...................................             9.73%             11.43%              9.74%             23.94%
     Total capital ....................................            10.74%             11.91%             10.33%             24.49%
  Leverage capital ratio ..............................             7.22%              9.92%              8.53%             19.66%
  Total equity to total assets ........................             7.22%              9.92%              8.53%             19.66%


______________________
(1) We have adjusted all share amounts and per share data to reflect a two-for-one stock split of our common stock in October 2001.
(2) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on our earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The following commentary discusses major components of Millennium's business and presents an overview of its consolidated financial position at September 30, 2001 and 2000, and December 31, 2000 and 1999 as well as results of operations for the nine months ended September 30, 2001 and 2000 and the years ended December 31, 2000 and 1999. This discussion should be reviewed in conjunction with the consolidated financial statements and accompanying notes and other statistical information presented elsewhere in this prospectus.

         Millennium is not aware of any current recommendations by regulatory authorities, which, if implemented, would have a material affect on its liquidity, capital resources or results of operations. There are no agreements between Millennium and the Federal Reserve, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation. No regulatory agency has made any recommendations concerning the operations of Millennium that could have a material affect on its liquidity, capital resources or results of operations.

         As we discuss below, our financial condition and results of operations have been impacted positively by the steps that we have taken as part of our business strategy. See "Business - Strategy" on page 17 for more details on these steps. In addition to our branch office growth, aggressive pricing, increased marketing and bank consolidation in our principal market, our financial results have also been impacted positively by economic growth in our market area in 2000. The current economic downturn has affected a number of businesses in our market area, but we take certain steps to limit any impact that this downturn could have on us. For example, we continually monitor our loan portfolio in order to identify any potential weaknesses, which could indicate a potential negative trend that we would address. See "- Asset Quality" on page 33 for more information on the steps that we take with respect to our loan portfolio. In addition, as part of our business strategy, we closely examine our marketing efforts under existing economic conditions with a view to make appropriate adjustments to our products and services, such as loans and deposits, in order to withstand an economic downturn.

Net Income

         Net income for the nine months ended September 30, 2001 was $772,897 ($0.38 per basic share and $0.32 per diluted share), compared to $288,743 ($0.17 per basic and diluted share) for the same period in 2000. Net income for the year ended December 31, 2000 was $543,190 ($0.33 per basic and diluted share), versus a loss in 1999 of $1,141,127 ($0.69 per basic and diluted share). The loss for 1999 reflects the start up operations of Millennium Bank and Millennium Capital. In addition, 1999 was a short year, beginning April 1, 1999. The turn around from a loss for 1999 to earnings in 2000 is a result of increased net interest income, growth and the expansion of its commercial and mortgage operations.


         Income increased during the nine months ended September 30, 2001 due to increased net interest income and increased volume from its mortgage banking operations.

Net Interest Income

         Net interest income is a major component of Millennium's earnings and is equal to the amount by which interest income exceeds interest expense. Earning assets consist primarily of loans and securities, while deposits and borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of assets and liabilities, as well as changes in the yields and rates paid, determine changes in net interest income. The net interest margin is calculated by dividing net interest income by average interest earning assets.

         Our net interest margin is sensitive to the volume of mortgage loan originations. All fixed rate mortgage loans are sold, servicing released, in the secondary mortgage market. When the volume of mortgage loan originations increases, typically in a declining interest rate environment, funds advanced in settlement of mortgage loans increases, pending delivery of the loans to the loan purchaser. Until a mortgage loan is transferred to the purchaser, we receive interest on the loan at the note rate. Funds advanced in settlement of mortgage loans are financed to a large extent with brokered certificates of deposit with maturities of one to six months. While such funds advanced contribute to net interest income, the interest rate spread on this item is not as great as the spread on our loan portfolio, which normally carries a higher interest yield and is financed with lower cost deposits. Thus, as funds advanced in settlement of mortgage loans increase, the interest spread and the net interest margin decrease.

         Net interest income was $3.2 million for the nine months ended September 30, 2001 compared to $1.7 million for the nine months ended September 30, 2000, an increase of 92.4%. Average loans for the nine months ended September 30, 2001 were $95.7 million, a 134.7% increase over the same period in 2000. As a result of match funding loans and reductions in the prime lending rate in the first nine months of 2001, the net interest margin decreased to 4.08% for the nine months ended September 30, 2001, compared to 4.78% for the year ended December 31, 2000.


         Net interest income was $2.6 million for the year ended December 31, 2000, 319.8% greater than the $621,000 reported during the year ended December 31, 1999. This improvement in the net interest income was due to the volume increases in the loan portfolio and the short year for 1999, which consisted of only nine months.

         Average loans increased 464.2% for the year ended December 31, 2000. The average yield on average loans increased 88 basis points from 9.30% in 1999 to 10.18% in 2000. The yield on interest bearing deposits increased from 3.58% in 1999 to 6.02% in 2000. The cost of average total interest bearing liabilities during the year ended December 31, 2000 increased from 3.73% in 1999 to 6.07% in 2000. The average rate paid on money market accounts increased 160 basis points from 2.94% in 1999 to 4.54% in 2000. The average rate paid on certificates of deposits increased 148 basis points from 5.44% in 1999 to 6.92% in 2000.

         The following tables set forth average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity and the related income, expense and corresponding weighted average yields and costs.

                                                                                  Nine Months Ended September 30
----------------------------------------------------------------------------------------------------------------------------------
                                                                              2001                             2000
----------------------------------------------------------------------------------------------------------------------------------
                                                                             Interest  Average                 Interest   Average
                                                                Average      Income/    Yield/      Average    Income/     Yield/
                                                                Balance      Expense     Rate       Balance    Expense      Rate
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
  Securities                                                    $  5,782      $ 247      5.70%       $4,811        $ 233     6.46%
  Loans                                                           95,734      6,553      9.13%       40,772        3,036     9.93%
  Federal funds sold                                               3,912        127      4.33%          686           34     6.61%
----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets/
   Total interest income                                         105,428      6,927      8.76%       46,269        3,303     9.52%
----------------------------------------------------------------------------------------------------------------------------------
  Noninterest earning assets:
   Cash and due from banks                                             0                                  0
   Premises and equipment                                              0                                  0
   Other assets                                                    7,030                              3,783
   Less allowance for loan losses                                      0                                  0
----------------------------------------------------------------------------------------------------------------------------------
   Total noninterest earning assets                                7,030                              3,783
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                 $112,458     $6,927                 $50,052       $3,303
==================================================================================================================================
Liabilities and Stockholders' Equity
Interest bearing liabilities:
  Interest bearing deposits:
  Demand/MMDA accounts                                           $20,684      $ 647      4.17%      $12,751        $ 438     4.58%
  Savings                                                            245          4      2.18%          184            3     2.17%
  Certificates of deposit                                         62,642      2,841      6.05%       16,678          861     6.88%
----------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing deposits                                 83,571      3,492      5.57%       29,613        1,302     5.86%
----------------------------------------------------------------------------------------------------------------------------------
  FHLB advances and other borrowings                               6,394        212      4.42%        7,229          325     5.99%
  Bonds payable                                                        0          0      0.00%            0            0     0.00%
----------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing liabilities/total interest expense       89,965      3,704      5.49%       36,842        1,627     5.89%
----------------------------------------------------------------------------------------------------------------------------------
  Non interest bearing liabilities:
  Demand deposits                                                 12,223                              6,163
  Other liabilities                                                    0                                  0
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                              102,188                             43,005
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                              10,270                              7,047
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                    $112,458     $3,704                 $50,052       $1,627
==================================================================================================================================
Interest spread (1)                                                                      3.27%                               3.63%
Net interest income/net interest margin (2)                                  $3,223      4.08%                    $1,676     4.83%
==================================================================================================================================

(1) Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(2) Net interest margin is net interest income, expressed as a percentage of average earning assets.

                                                                                       Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                              2000                               1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Interest     Average                Interest   Average
                                                                Average     Income/      Yield/      Average    Income/    Yield/
                                                                Balance     Expense       Rate       Balance    Expense     Rate
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
  Securities                                                    $ 5,327         $343      6.43%      $ 3,190         $117     4.87%
  Loans                                                          48,639        4,952     10.18%        8,621          601     9.30%
  Federal funds sold                                                568           35      6.24%        2,689          135     6.73%
  Total interest-earning assets/
   Total interest income                                         54,534        5,330      9.77%       14,500          853     7.84%
------------------------------------------------------------------------------------------------------------------------------------
  Noninterest earning assets:
   Cash and due from banks                                            -                                    -
   Premises and equipment                                             -                                    -
   Other assets                                                   3,363                                1,897
   Less allowance for loan losses                                     -                                    -
------------------------------------------------------------------------------------------------------------------------------------
   Total noninterest earning assets                               3,363                                1,897
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                 $57,897       $5,330                 $16,397         $853
====================================================================================================================================
Liabilities and Stockholders' Equity
Interest bearing liabilities:
  Interest bearing deposits:
  Demand/MMDA accounts                                          $13,499         $613      4.54%      $ 5,031         $111     2.94%
  Savings                                                           175            4      2.43%           81            2     3.38%
  Certificates of deposit                                        22,807        1,579      6.92%        1,744           71     5.44%
------------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing deposits                                36,481        2,196      6.02%        6,856          184     3.58%
------------------------------------------------------------------------------------------------------------------------------------
  FHLB advances and other borrowings                              8,372          527      6.29%        1,442           48     4.43%
  Bonds payable                                                       -            -          -            -            -         -
------------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing liabilities/total interest expense      44,853        2,723      6.07%        8,298          232     3.73%
------------------------------------------------------------------------------------------------------------------------------------
  Non interest bearing liabilities:
  Demand deposits                                                 6,669                                2,018
  Other liabilities                                                   -                                    -
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                              51,522                               10,316
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                              6,375                                6,081
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                    $57,897       $2,723                 $16,397         $232
====================================================================================================================================
Interest spread (1)                                                                       3.70%                               4.11%
Net interest income/net interest margin (2)                                   $2,607      4.78%                      $621     5.71%
====================================================================================================================================

(1) Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(2) Net interest margin is net interest income, expressed as a percentage of average earning assets.

         The following table describes the impact on Millennium's interest income resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                            Nine Months Ended September 30, 2001            Year Ended December 31, 2000
                                                         Compared to                                 Compared to
                                            Nine Months Ended September 30, 2000            Year Ended December 31, 1999
                                                        Change Due To:                              Change Due To:
    ---------------------------------------------------------------------------------------------------------------------------
                                                                         Increase                                    Increase
    (Dollars in thousands)                   Volume         Rate        (Decrease)          Volume       Rate       (Decrease)
    ---------------------------------------------------------------------------------------------------------------------------
    Interest income:
      Securities                            $     47        $( 33)      $     14           $    78     $  148         $  226
      Loans                                    4,093         (576)         3,517             2,789      1,562          4,351
      Interest bearing deposits
       in other banks                            160          (67)            93              (106)         6           (100)
    ---------------------------------------------------------------------------------------------------------------------------
        Total interest income                  4,300         (676)         3,624             2,761      1,716          4,477
    Interest expense:
      Interest bearing deposits:
       Demand/MMDA accounts                      273          (64)           209               186        316            502
       Savings                                     1                           1                 2          0              2
       Certificates of deposit                 2,373         (393)         1,980               860        648          1,508
       FHLB advances and other                   (38)         (75)          (113)              230        249            479
    ---------------------------------------------------------------------------------------------------------------------------
       Total interest expense                  2,609         (532)         2,077             1,278      1,213          2,491
    ---------------------------------------------------------------------------------------------------------------------------
       Net interest income                  $  1,691        $(144)      $  1,547          $  1,483     $  503         $1,986
    ===========================================================================================================================

Interest Sensitivity

         An important element of both earnings performance and liquidity is the management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities maturing or repricing within a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments, by replacing an asset or liability prior to maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net income due to changes in market interest rates. Millennium evaluates interest rate risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

         At September 30, 2001, Millennium had $7.7 million more assets than liabilities that reprice within one year or less and therefore was in an asset sensitive position. A positive gap can adversely affect earnings in periods of falling interest rates. This positive position is the result of the held for sale mortgage loan portfolio.

         Millennium has an Asset/Liability Committee, which reviews deposit pricing, changes in borrowed money, investment and trading activity, loan sale activities, liquidity levels and the overall interest sensitivity. The actions of this committee are reported to the Board of Directors quarterly. The daily monitoring of interest rate risk, investment and trading activity, along with any other significant transactions are managed by the Chief Financial Officer with input from other committee members.

         The following table presents the amounts of Millennium's interest sensitive assets and liabilities that mature or reprice in the periods indicated.

                                                                           September 30, 2001
                                                                        Maturing or Repricing In:
-----------------------------------------------------------------------------------------------------------------
                                                         3 Months         4-12            1-5            Over
                                                         or less         Months          Years         5 Years
------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
  Loans (1)                                              $ 92,350       $ 2,542         $ 31,811       $ 12,043
  Investments and mortgage-backed securities(2)             7,050             -                -            864
  Deposits at other institutions                            4,659             -                -              -
------------------------------------------------------------------------------------------------------------------
    Total interest-sensitive assets                       104,059         2,542           31,811         12,907
------------------------------------------------------------------------------------------------------------------

Cumulative interest-sensitive assets                      104,059       106,601          138,412        151,319
------------------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities:
  NOW accounts (3)                                              -             -            3,752              -
  Money market deposit accounts                                 -        20,690                -              -
  Savings accounts (4)                                          -             -              319              -
  Certificates of deposit                                  39,548        38,622           18,650          1,795
  Borrowed money                                                0             -              400              0
------------------------------------------------------------------------------------------------------------------
    Total interest-sensitive liabilities                   39,548        59,312           23,121          1,795
------------------------------------------------------------------------------------------------------------------
Cumulative interest-sensitive liabilities                $ 39,548     $  97,860         $120,981       $122,776
------------------------------------------------------------------------------------------------------------------
Period gap                                               $ 64,511     $ (56,770)        $  8,690       $ 11,112
Cumulative gap                                             64,511         7,741           16,431         27,543
Ratio of cumulative interest-sensitive
  assets to interest-sensitive liabilities                263.12%       107.83%          113.47%        122.25%
Ratio of cumulative gap to total assets                    40.95%         4.91%           10.43%         17.48%

------------------------------------------------------------------------------------------------------------------
Total Assets                                             $157,536      $157,536         $157,536       $157,536
==================================================================================================================

(1)   Includes mortgage loans held for sale.
(2)   Includes Federal Home Loan Bank stock.
(3) Millennium has found that NOW accounts are generally not sensitive to changes in interest rates and therefore has placed such deposits in the "over 5 years" category.
(4) In accordance with standard industry practice, weighted average life factors have been applied to savings and money market deposit accounts.


         Contractual principal repayments of loans do not necessarily reflect the actual term of Millennium's loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which gives Millennium the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

Investments

         At September 30, 2001, Millennium had $7.9 million in total available for sale securities, an increase of 14.7% from $6.9 million at December 31, 2000. The increase reflects the net effect of purchases of these securities with excess capital and dispositions of callable securities that were called during this period.


         The following tables show the amortized cost and fair market value of investment securities at the dates indicated.

                                                          September 30, 2001                 September 30, 2000
      -------------------------------------------------------------------------------------------------------------
                                                       Cost             Market            Cost              Market
      -------------------------------------------------------------------------------------------------------------
      (Dollars in thousands)
      -------------------------------------------------------------------------------------------------------------
      Held-to-maturity
          US Government & Agency Securities          $      0          $      0          $      0          $      0
          Other                                             0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
          Total held-to-maturity                            0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
      Available for sale
          US Government & Agency Securities             7,056             7,050             6,265             6,193
          Other                                             0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
          Total available for sale                      7,056             7,050             6,265             6,193
      -------------------------------------------------------------------------------------------------------------
      Trading
          U.S. Government Obligations                       0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
          Total Trading                                     0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
      Other
          Federal Home Loan Bank Stock                    631               631               491               491
          Federal Reserve Bank Stock                      174               174               173               173
          Community Bankers Bank                           59                59                59                59
      -------------------------------------------------------------------------------------------------------------
          Total                                      $  7,920          $  7,914          $  6,988          $  6,916
      =============================================================================================================

                                                          December 31, 2000                   December 31, 1999
      -------------------------------------------------------------------------------------------------------------
                                                       Cost             Market             Cost             Market
      -------------------------------------------------------------------------------------------------------------
      (Dollars in thousands)
      -------------------------------------------------------------------------------------------------------------
      Held-to-maturity
          US Government & Agency Securities          $      0          $      0          $      0          $      0
          Other                                             0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
          Total held-to-maturity                            0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
      Available for sale
          US Government & Agency Securities             6,081             6,080             3,500             3,404
          Other                                             0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
          Total available for sale                      6,081             6,080             3,500             3,404
      -------------------------------------------------------------------------------------------------------------
      Trading
          U.S. Government Obligations                       0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
          Total Trading                                     0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
      Other
          Federal Home Loan Bank Stock                    586               586               101               101
          Federal Reserve Bank Stock                      174               174               210               210
          Community Bankers Bank                           59                59                59                59
      -------------------------------------------------------------------------------------------------------------
          Total                                      $  6,900          $  6,899          $  3,870          $  3,774
      =============================================================================================================

         The following tables set forth the composition of Millennium's investment portfolio at the dates indicated.

      -------------------------------------------------------------------------------------------------------------
                                                                              September 30
      -------------------------------------------------------------------------------------------------------------
                                                                 2001                               2000
      -------------------------------------------------------------------------------------------------------------
                                                       Book               % of             Book               % of
                                                       Value              Total            Value              Total
      -------------------------------------------------------------------------------------------------------------
      (Dollars in thousands)
      Investment securities:
         US Government & Agency Securities           $  7,056             89.08%         $  6,265             89.55%
         Treasury notes                                     0                 0                 0                 0
         Other                                              0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
           Subtotal                                     7,056             89.08%            6,265             89.55%

      Other:
         Federal Home Loan Bank Stock                     631              7.97%              491              7.10%
         Federal Reserve Bank Stock                       174              2.20               173              2.50
         Community Bankers Bank                            59              0.75                59              0.85
      -------------------------------------------------------------------------------------------------------------
      Total Investment Securities                    $  7,920            100.00%         $  6,988            100.00%
      =============================================================================================================


      -------------------------------------------------------------------------------------------------------------
                                                                             December 31
      -------------------------------------------------------------------------------------------------------------
                                                                 2000                               1999
      -------------------------------------------------------------------------------------------------------------
                                                       Book               % of             Book                % of
                                                       Value              Total            Value              Total
      -------------------------------------------------------------------------------------------------------------
      (Dollars in thousands)
      Investment securities:
         US Government & Agency Securities           $  6,081             88.13%         $  3,500             90.44%
         Treasury notes                                     0                 0                 0                 0
         Other                                              0                 0                 0                 0
      -------------------------------------------------------------------------------------------------------------
           Subtotal                                     6,081             88.13             3,500             90.44

      Other:
         Federal Home Loan Bank Stock                     586              8.50%              101              2.61%
         Federal Reserve Bank Stock                       174              2.52               210              5.43
         Community Bankers Bank                            59               .85                59              1.52
      -------------------------------------------------------------------------------------------------------------
      Total Investment Securities                    $  6,900            100.00%         $  3,870            100.00%
      =============================================================================================================


Loans

         Net loans consist of total loans, deferred loan fees and the allowance for loan losses and exclude loans held for sale. Net loans were $83.5 million at September 30, 2001, an increase of 91.1% from December 31, 2000. Net loans were $43.7 million at December 31, 2000, an increase of 186.1% over December 31, 1999.

         The following table sets forth the composition of Millennium's loan portfolio in dollars at the dates indicated.

----------------------------------------------------------------------------------------------------------
                                                   September 30                       December 31
----------------------------------------------------------------------------------------------------------
                                               2001             2000              2000           1999
----------------------------------------------------------------------------------------------------------
(Dollars in thousands)
   Mortgage loans (1)                        $51,135          $17,114           $18,148         $3,884
   Commercial real estate                     11,431            8,048             9,987          3,493
   Construction and land loans                     0                0                 0              0
       Total real estate                      62,566           25,162            28,135          7,377

   Commercial business loans                  21,017           12,502            15,133          7,978
   Consumer loans                                848              712               714             96
   Overdrafts                                    144               13                92              0
----------------------------------------------------------------------------------------------------------
     Total loans receivable                  $84,575          $38,389           $44,074        $15,451
----------------------------------------------------------------------------------------------------------
Less:
   Undistributed loans in process                  0                0                 0              0
   Deferred fees and unearned discounts          (63)             (81)              (69)            22
   Allowance for losses                        1,179              306               466            161
----------------------------------------------------------------------------------------------------------
       Total net items                             0                0                 0              0
----------------------------------------------------------------------------------------------------------
       Total loans receivable, net           $83,459          $38,164            $43,677       $15,268
----------------------------------------------------------------------------------------------------------

_______________
(1)   Ammounts exclude loans held for sale.


         The growth of our loan portfolio reflects our growth strategy in the mortgage lending area. At September 30, 2001, we had commercial business loans totaling $21.0 million or 24.8% of the total portfolio. Residential mortgage loans were $51.1 million, which represented 60.4% of gross loans. The dollar amount of Millennium's residential mortgage loans has increased dramatically since September 30, 2000. This reflects a decision to emphasize mortgage lending and portfolio adjustable rate mortgage loans with interest adjustment periods not to exceed seven years. All new conforming fixed-rate mortgage loans are sold in the secondary mortgage market.


         The following table reflects the maturity distribution of selected loan categories at December 31, 2000.


                                       Commercial,
                                      Financial and       Real Estate
                                      Agricultural        Construction
                                   ------------------   -----------------
     (Dollars in thousands)

     Within 1 year                       $ 2,593             $ --
                                   ------------------   -----------------
     Variable Rate:
       1 to 5 years                        1,901               --
       After 5 years                       6,386               --
                                   ------------------   -----------------
       Total                             $ 8,287             $ --
                                   ------------------   -----------------
     Fixed Rate:
       1 to 5 years                        1,458               --
       After 5 years                       2,795               --
                                   ------------------   -----------------
       Total                             $ 4,253             $ --
                                   ------------------   -----------------

     Total Maturities                    $15,133             $ --
                                   ==================   =================


         For all periods presented in this prospectus, there were no non-accrual, past due or restructured loans. In addition, there were no other non-performing loans or foreclosed real estate.

Asset Quality

         Asset quality is an important factor in the successful operation of a financial institution. Banking regulations require institutions to classify their own assets and to establish prudent general allowances for losses for assets classified as substandard or doubtful. For the portion of assets classified as loss, an institution is required to either establish specific allowances of 100% of the amount classified or charge such amounts off its books.

         Assets, which do not currently expose Millennium to sufficient risk to warrant classification in one of the aforementioned categories, but posses potential weaknesses are required to be designated special mention by management. These loans are monitored closely to ensure that there is no further deterioration in the loan. On the basis of management's review of its assets, at September 30, 2001, Millennium had classified $214,000 of its assets as substandard and none as doubtful or loss. Millennium writes off any loans that are classified as loss.


         Unless well secured and in the process of collection, Millennium places loans on a non-accrual status after being delinquent greater than 90 days, or earlier in situations in which the loans have developed inherent problems that indicate payment of principal and interest may not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received. The loan is reinstated to an accrual basis after it has been brought current as to principal and interest under the contractual terms of the loan. For all periods presented in this prospectus, there were no non-accrual, past due or restructured loans. In addition, there were no other non-performing loans or foreclosed real estate.

Delinquent and problem loans

         When a borrower fails to make a required payment on a loan, Millennium attempts to cure the delinquency by contacting the borrower. A notice is mailed to the borrower after a payment is 15 days past due and again when the loan is 30 days past due. For most loans, if the delinquency is not cured within 60 days, Millennium issues a notice of intent to foreclose on the property and if the delinquency is not cured within 90 days, Millennium may institute foreclosure action. In most cases, deficiencies are cured promptly.

Allowance for losses on loans and real estate

         Millennium provides valuation allowances for anticipated losses on loans and real estate when its management determines that a significant decline in the value of the collateral has occurred, and if the value of the collateral is less than the amount of the unpaid principal of the related loan plus estimated costs of acquisition and sale. In addition, Millennium also provides reserves based on the dollar amount and type of collateral securing its loans, in order to protect against unanticipated losses. A loss experience percentage is established for each loan type and is reviewed annually. Each month, the loss percentage is applied to the portfolio, by product type, to determine the minimum amount of reserves required. Although management believes that it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used in making the initial determinations.

         An analysis of the allowance for loan losses, including charge-off activity, is presented below for the periods indicated. The increases in our allowance for loan losses are the result of adjustments that management has made in response to the growth of our loan portfolio.


                                               Nine Months Ended                 Year Ended
------------------------------------------------------------------------------------------------------
                                                  September 30                   December 31
------------------------------------------------------------------------------------------------------
                                              2001            2000           2000            1999
------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Balance at beginning of period                 $ 466         $ 161          $ 161              $ 0
Provision charged to operations                  770           145            305              161

Charge-offs:
     Real estate                                  57             0              0                0
     Consumer                                      0             0              0                0
     Commercial                                    0             0              0                0
Recoveries:
     Real estate                                   0             0              0                0
     Consumer                                      0             0              0                0
     Commercial                                    0             0              0                0
------------------------------------------------------------------------------------------------------
Net Charge-offs                                   57             -              -                -
------------------------------------------------------------------------------------------------------
Balance, end of period                        $1,179         $ 306          $ 466            $ 161
------------------------------------------------------------------------------------------------------
Allowance for loan losses to period
     end total loans                              0%            0%             0%               0%
Allowance for loan losses to
     nonaccrual loans                             0%            0%             0%               0%
Net charge-offs to average loans              .0004%            0%             0%               0%

Provision for loan losses

         For the nine months ended September 30, 2001, the provision for loan losses was $770,000 compared to $145,000 for the nine months ended September 30, 2000. For the year ended December 31, 2000, the provision for loan losses was $305,000, compared to $161,000 at December 31, 1999. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. We have established the allowance for loan losses to reflect inherent, probable and known losses in the loan portfolio. Our opinion is that the allowance for loan losses at September 30, 2001 remains adequate, based on our internal analysis that the allowance is sufficient to cover any potential losses in our loan portfolio. Although we believe that the allowance is adequate, there can be no assurances that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations. The allowance for loan losses at September 30, 2001 was $1.2 million or 0.8% of total loans receivable. The allowance for loan losses at December 31, 2000 was $466,000 or 0.6% of total loans receivable compared to $161,000 or 0.7% at December 31, 1999. Millennium monitors its loan loss allowance monthly and makes provisions as necessary.

         A breakdown of the allowance for loan losses in dollars and loans in each category to total loans in percentages is provided in the following tables. Because all of these factors are subject to change, the breakdown does not necessarily predict future loan losses in the indicated categories.

                                                September 30, 2001             September 30, 2000
        ----------------------------------------------------------------------------------------------
                                                            Ratio of                       Ratio of
                                                            Loans to                       Loans to
                                                           Total Gross                    Total Gross
                                             Allowance        Loans         Allowance        Loans
        ----------------------------------------------------------------------------------------------
        (Dollars in thousands)
        ----------------------------------------------------------------------------------------------
        Mortgage loans                         $   775         65.7%          $ 153          50.0%
        Commercial                                 239         20.3              83          27.0
        Lines of credit                            143         12.2              66          21.6
        Consumer                                    22          1.8               4           1.4
        Overdrafts                                   0          0.0               0           0.0
        ----------------------------------------------------------------------------------------------
             Total                             $ 1,179        100.0%          $ 306         100.0%
        ==============================================================================================


                                                December 31, 2000              December 31, 1999
        ----------------------------------------------------------------------------------------------
                                                           Ratio of                        Ratio of
                                                           Loans to                        Loans to
                                                          Total Gross                    Total Gross
                                             Allowance       Loans         Allowance        Loans
        ----------------------------------------------------------------------------------------------
        (Dollars in thousands)
        ----------------------------------------------------------------------------------------------
        Mortgage loans                          $ 231        67.1%            $  80          49.8%
        Commercial                                 87        19.2                30          34.6
        Lines of credit                           139        12.7                48          15.2
        Consumer                                    9         0.9                 3           0.4
        Unallocated overdrafts                      0         0.1                 0           0.0
        ----------------------------------------------------------------------------------------------
             Total                              $ 466       100.0%            $ 161         100.0%
        ==============================================================================================


Non-Interest Income

         General. Millennium's non-interest income consists primarily of loan fees, net gains on sale of loans and fees and service charges on deposit accounts. Service charges and commissions from Millennium Insurance Services and Millennium Brokerage Services represent less than 5% of total non-interest income as of September 30, 2001. The following table presents information on the sources and amounts of non-interest income.


                                                           Nine Months                   Year Ended
                                                        Ended September 30               December 31
       -----------------------------------------------------------------------------------------------------
       Non Interest Income                               2001         2000           2000           1999
       -----------------------------------------------------------------------------------------------------
       (Dollars in thousands)
       Service charges, commissions and fees            $   59       $   37         $   50          $  5
       Mortgage banking operations income                3,930        2,543          3,856           432
       Other income                                        112          114            143            44
       -----------------------------------------------------------------------------------------------------
       Total                                            $4,101       $2,694         $4,049          $481
       -----------------------------------------------------------------------------------------------------

         For the nine months ended September 30, 2001 and 2000, non-interest income was $4.1 million and $2.7 million, respectively. This increase was a result of a $1.4 million increase in gains on the sales of loans. In addition, service charges on deposit accounts have increased $22,000 to $59,000 for the same period. For the year ended December 31, 2000, non-interest income was $4.0 million, compared to $481,000 for the year ended December 31, 1999. This increase was a result of general growth in our business. We began operations on April 1, 1999, and our non-interest income for the year ended December 31, 1999 reflects the first nine months of our operations.


         Mortgage Banking Operations. The principal source of revenue from our mortgage banking operations is income from sales of residential mortgage loans. Gains from the sale of mortgage loans were $3.9 million in the nine months ended September 30, 2001, an increase of $1.4 million over loan sale gains in the first nine months of 2000. Gains from sales of mortgage loans were $3.9 million in 2000, an increase of $3.4 million from the gains of $432,000 in 1999. The substantially higher gains in 2000 and the nine months ended September 30, 2001 reflect both the higher loan origination volume and a climate of falling interest rates, beginning in late 2000.


         Millennium originates fixed rate and adjustable rate residential mortgage loans through its retail branches and operating subsidiaries. In addition, we purchase residential mortgage loans on a limited basis from selected mortgage brokers. In 2000, loan originations and purchases totaled $120.3 million, a 1,217.3% increase from $9.1 million closed during 1999. In the nine months ended September 30, 2001, we originated and purchased $200.1 million of residential mortgage loans, an increase of $127.0 million over the nine months ended September 30, 2000.


         During the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999, Millennium sold $152.6 million, $81.3 million and $7.5 million, respectively, of loans and pools of loans.

         The tables that follow summarize residential loan mortgage loan originations, purchases and sales by type of loan for the periods indicated.

                                                                           September 30
-------------------------------------------------------------------------------------------------------------------
                                                           2001                                 2000
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                            Amount          % of Total           Amount          % of Total
-------------------------------------------------------------------------------------------------------------------
Mortgage Loans Originated and Purchased
Fixed Rate
  First Mortgage                                 $ 72,342             36.05%          $  2,233              3.03%
  Second Mortgage                                  89,086             44.40             63,707             86.49

Adjustable Rate
  First Mortgage                                   39,228             19.55              7,715             10.48
  Second Mortgage                                       0              0.00                  0              0.00
-------------------------------------------------------------------------------------------------------------------

Total Residential Mortgage Loans
 Originated and Purchased                        $200,656            100.00%          $ 73,655            100.00%
-------------------------------------------------------------------------------------------------------------------

Mortgage Loans Sold
Fixed Rate
  First Mortgage                                 $ 52,832             34.63%          $  1,596              3.17
  Second Mortgage                                  95,102             62.33             45,252             88.74

Adjustable  Rate
  First Mortgage                                    4,635              3.04              3,578              7.09
  Second Mortgage                                       0              0.00                  0              0.00
-------------------------------------------------------------------------------------------------------------------

Total Mortgage Loans Sold                        $152,569            100.00%          $ 50,426            100.00%
===================================================================================================================

                                                                            December 31
-------------------------------------------------------------------------------------------------------------------
                                                            2000                                1999
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                            Amount           % of Total          Amount          % of Total
-------------------------------------------------------------------------------------------------------------------
Mortgage Loans Originated and Purchased
Fixed Rate
  First Mortgage                                 $  2,989              2.48%          $    522              5.72%
  Second Mortgage                                 106,776             88.75              5,949             65.14

Adjustable Rate
  First Mortgage                                   10,545              8.77              2,662             29.14
  Second Mortgage                                       0                 0                  0                 0
-------------------------------------------------------------------------------------------------------------------

Total Residential Mortgage Loans
  Originated and Purchased                       $120,310            100.00%          $  9,133            100.00%
-------------------------------------------------------------------------------------------------------------------

Mortgage Loans Sold
Fixed Rate
  First Mortgage                                 $  2,695              3.32%          $  1,546             20.63%
  Second Mortgage                                  75,240             92.59              5,949             79.37

Adjustable  Rate
  First Mortgage                                    3,328              4.09                  0                 0
  Second Mortgage                                       0                 0                  0                 0
-------------------------------------------------------------------------------------------------------------------

Total Mortgage Loans Sold                        $ 81,263            100.00%          $  7,495            100.00%
===================================================================================================================

         We make mortgage loans through Millennium Bank and its majority owned operating subsidiaries. In the nine months ended September 30, 2001, 41.9% of our residential mortgage loan production came from our non-banking operating subsidiaries. Each operating subsidiary's loan production consists primarily of loans to consumers acquired through the Internet, direct mail and brokers. In each case the minority shareholder may terminate its relationship with the operating subsidiary on six months notice. Our remaining residential mortgage loan production comes from Millennium Bank.

         We sell residential first and second mortgage loans in the secondary mortgage market to institutional purchasers. All second mortgage loans and all fixed rate first mortgage loans originated or purchased are held for sale. Millennium does not presently originate federally insured or guaranteed mortgage loans or sell loans to government agencies. We do not swap mortgage loans for mortgage backed securities. All loan sales are for cash. When we sell loans we give customary representations and warranties. If we breach those representations and warranties, a buyer of loans can require us to repurchase the loans.

         Mortgage banking activities generally involve risks of loss if secondary mortgage market interest rates increase substantially while a loan is in the "pipeline" (the period beginning with the application to make or the commitment to purchase a loan and ending with the sale of the loan). In order to reduce this interest rate risk, we sell each fixed rate first mortgage loan when the borrower locks in the interest rate on the loan. Millennium sells pools of second mortgage loans to institutional purchasers and will hold closed loans pending delivery to a purchaser. While our policy is to sell all fixed rate second mortgage loans within 60 days of origination, we do accept the risk of changing interest while we hold a second mortgage loan. Millennium does not use options, futures or other derivatives to hedge its interest rate risk.

         In an environment of stable interest rates, our gains on the sale of mortgage loans would generally be limited to those gains resulting from the yield differential between retail mortgage loan interest rates and rates required by secondary market purchasers. A loss from the sale of a loan may occur if interest rates increase between the time we establish the interest rate on a loan and the time the loan is sold.

         Periods of rising interest rates will adversely affect our income from our mortgage banking operations. In periods of rising interest rates, consumer demand for new mortgages and refinancing decreases, which in turn adversely affects our mortgage lending. Because of the uncertainty of future loan origination volume and the future level of interest rates, there can be no assurance that we will realize gains on the sale of loans in future periods.

         Increases and decreases in our mortgage banking income (which consists primarily of gains on sales of mortgage loans) tend to offset decreases and increases in the net interest margin. In a climate of lower or declining interest rates, our net interest margin will tend to decrease as the yield on interest earning assets decreases faster than the cost of interest bearing liabilities. Mortgage banking income, in contrast, tends to increase in times of lower or declining interest rates, as refinancing activity leads to an increase in mortgage loan originations. In a climate of rising or higher interest rates, the net interest margin will tend to increase, while a decrease in mortgage loan originations leads to a decrease in mortgage banking income.

         We defer fees we receive in loan origination, commitment and purchase transactions. Deferred income pertaining to loans held for sale is taken into income at the time of sale of the loan. On a quarterly basis, mortgage loans held for sale are marked to the lower of aggregate cost or market value.

Non-Interest Expenses

         For the nine months ended September 30, 2001 and 2000, non-interest expenses were $5.7 million and $3.9 million, respectively. For the year ended December 31, 2000, non-interest expenses were $5.8 million, compared to $2.1 million for the year ended December 31, 1999. The increases in the nine months ended September 30, 2001 compared to September 30, 2000 and for the year ended December 31, 1999 compared to December 31, 2000 was due to increased costs associated with the expanded branch network and staffing the mortgage operation.


                                                      Nine Months                    Year Ended
                                                  Ended September 30                 December 31
     --------------------------------------------------------------------------------------------------
     Non Interest Expense                       2001             2000             2000         1999
     --------------------------------------------------------------------------------------------------
     (Dollars in thousands)
     Personnel                                $3,649           $2,431          $3,456          $1,295
     Occupancy                                   341              217             303             292
     Furniture, equipment & computers            435              226             336             170
     Marketing fees                              154              395             764              52
     Professional fees                           110               31              60              23
     Administrative expense                      979              636             889              94
     Organizational and pre-opening
       expenses                                   --               --              --             156
     --------------------------------------------------------------------------------------------------
     Total                                    $5,668           $3,936          $5,808          $2,082
     --------------------------------------------------------------------------------------------------

Income Taxes

         Millennium recorded income tax expense in the amount of $113,000 for the nine months ended September 30, 2001. There was no income tax expense for the nine months ended September 30, 2000.

         As of December 31, 2000, we have approximately $400,000 of net operating losses available, which expire in 2021. In addition to federal income taxes the bank pays a Virginia state franchise tax. For the year ended December 31, 2000, the franchises taxes amounted to $9,504. There were no franchise taxes paid in 1999 since the bank was chartered on April 1, 1999.

Sources of Funds

Deposits

         Deposits have been the principal source of Millennium's funds for use in lending and for other general business purposes. At present, Millennium has employed alternative methods of gathering deposits to fund our mortgage loan operations including brokered deposits. Brokered deposits are deposits that we obtain from other banks through brokers for a fee. Brokered deposits are available in bulk, and they provide a quicker source of funding than traditional core deposits. Additionally, brokered deposits do not require additional spending for marketing or education of employees. The brokered deposits that we obtain consist primarily of jumbo 30 day to 180 day certificates of deposits, which increase Millennium's overall cost of funds and decrease our net interest margin.

         In addition to deposits, Millennium derives funds from loan repayments, cash flows generated from operations, which includes interest credited to deposit accounts, repurchase agreements entered into with commercial banks and Federal Home Loan Bank of Atlanta advances. Borrowings may be used to compensate for reductions in deposits or deposit-inflows at less than projected levels and have been used on a longer-term basis to support expanded lending activities.

         Millennium attracts both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. Millennium offers statement savings accounts, various checking accounts, various money market accounts, fixed-rate certificates with varying maturities, individual retirement accounts and is expanding to provide products and services for businesses and brokered deposits. Millennium's principal use of deposits is to originate loans and fund investment securities.

         At September 30, 2001, deposits were $144.1 million, an increase of 101.9% from $71.3 million at December 31, 2000 and up 130.2% from $62.6 million at September 30, 2000. The deposit growth is a reflection of branch office growth, aggressive pricing, increased marketing and bank consolidation in Millennium's principal market. In order to reduce the overall cost of funds and reduce our reliance on high cost time deposits and short term borrowings as a funding source, management continues to direct extensive marketing efforts towards attracting lower cost transaction accounts. However, there is no assurance that these efforts will be successful, or if successful, will reduce our reliance on time deposits and short term borrowings.

         The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Millennium at the dates indicated.

                                          September 30                      December 31
-----------------------------------------------------------------------------------------------
                                       2001           2000            2000            1999
-----------------------------------------------------------------------------------------------
(Dollars in thousands)
Savings accounts                     $    319        $   216         $   191         $  145
Demand deposit accounts                20,691          7,903           8,160          3,912
NOW accounts                            3,752          2,314           2,798          1,299
Money market accounts                  20,690         13,092          11,515         11,927
CD's less than $100K                   17,951         25,888           9,036          3,486
CD's greater than $100K                80,664         13,164          39,643          1,247
-----------------------------------------------------------------------------------------------
     Total                           $144,067        $62,577         $71,343        $22,016
-----------------------------------------------------------------------------------------------

         The following table contains information pertaining to the average amount and the average rate paid on each of the following deposit categories for the periods indicated.

                                                             Nine Months Ended September 30
     ---------------------------------------------------------------------------------------------------------
                                                      2001                                2000
     ---------------------------------------------------------------------------------------------------------
                                                              Average                             Average
                                          Average              Rate           Average              Rate
                                          Balance              Paid           Balance              Paid
     ---------------------------------------------------------------------------------------------------------
      (Dollars in thousands)
      Noninterest bearing
         Demand deposits                 $ 12,223              0.00%          $  6,163              0.00%
      Interest bearing
         NOW/Money Market                  20,684              4.17%            12,751              4.58%
         Savings deposits                     245              2.18%               184              2.17%
         Time deposits                     62,642              6.05%            16,678              6.88%
     ---------------------------------------------------------------------------------------------------------
         Total deposits                  $ 95,794              3.96%          $ 35,776              4.53%
     =========================================================================================================


                                                             Years Ended December 31
     ---------------------------------------------------------------------------------------------------------
                                                     2000                              1999
     ---------------------------------------------------------------------------------------------------------
                                                              Average                             Average
                                         Average               Rate            Average              Rate
                                         Balance               Paid            Balance              Paid
     ---------------------------------------------------------------------------------------------------------
      (Dollars in thousands)
      Noninterest bearing
         Demand deposits                 $  6,669              0.00%          $  2,018              0.00%
      Interest bearing
         NOW/Money Market                  13,499              4.54%             5,031              2.94%
         Savings deposits                     175              2.43%                81              3.38%
         Time deposits                     22,807              6.92%             1,744              5.44%
     ---------------------------------------------------------------------------------------------------------
         Total deposits                  $ 43,150              5.08%          $  8,874              2.79%
     =========================================================================================================

         The variety of deposit accounts offered by Millennium has allowed us to be competitive in obtaining funds and has allowed it to respond with flexibility to, although not to eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as banking institutions into direct investment vehicles such as government and corporate securities). The ability of Millennium to attract and maintain deposits, and its cost of funds, has been, and will continue to be, significantly affected by money market conditions.

         The following table sets forth the deposit flows of Millennium during the periods indicated.

                                        Nine Months Ended                    Year Ended
                                          September 30                       December 31
      -----------------------------------------------------------------------------------------
                                      2001             2000             2000             1999
      -----------------------------------------------------------------------------------------
      (Dollars in thousands)
      -----------------------------------------------------------------------------------------
      Opening balance               $ 71,343         $ 22,016         $ 22,016         $      0
      Net deposits                    69,232           39,259           47,131           21,832
      Interest credited                3,492            1,302            2,196              184
      -----------------------------------------------------------------------------------------
      Ending balance                $144,067         $ 62,577         $ 71,343         $ 22,016
      -----------------------------------------------------------------------------------------
      Net increase                  $ 72,724         $ 40,561         $ 49,327         $ 22,016

      =========================================================================================
      Percent increase                101.94%          184.23%          224.05%            0.00%
      =========================================================================================


         The following table indicates the amount of Millennium's certificates of deposits by time remaining until maturity as of September 30, 2001.


                                                                      Maturity
-----------------------------------------------------------------------------------------------------------------
                                                  3 Months     Over 3 to    Over 6 to       Over
                                                   or less     6 months     12 months    12 months      Total
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------
Certificates of deposit less than $100,000           $2,135      $3,516       $2,160      $ 10,140     $17,951
Certificates of deposit of $100,000 or more          37,413      23,816        9,130        10,305      80,664
-----------------------------------------------------------------------------------------------------------------
     Total certificates of deposits                 $39,548     $27,332      $11,290       $20,445     $98,615
=================================================================================================================


Borrowings

         As a member of the Federal Home Loan Bank of Atlanta, Millennium is required to own capital stock in the Federal Home Loan Bank and is authorized to apply for advances from the Federal Home Loan Bank. Each Federal Home Loan Bank credit program has its own interest rate, which may be fixed or variable, and range of maturities. The Federal Home Loan Bank may prescribe the acceptable uses to which these advances may be put, as well as on the size of the advances and repayment provisions. The advances are collateralized by Millennium's investment in Federal Home Loan Bank stock and certain mortgage loans. See the Notes to Consolidated Financial Statements for information regarding the maturities and rate structure of Millennium's Federal Home Loan Bank advances. At September 30, 2001 and September 30, 2000, $400,000 and $1.2 million, respectively, was outstanding to the Federal Home Loan Bank.


         Millennium's borrowings also include securities sold under agreements to repurchase and federal funds purchased. Securities sold under agreements to repurchase are collateralized with Government Agency securities. The proceeds are used by Millennium for general corporate purposes. At September 30, 2001 and September 30, 2000, Millennium had $6.1 million and $2.2 million, respectively, of securities sold under agreements to repurchase.


         Millennium uses borrowings to supplement deposits when they are available at a lower overall cost to Millennium or they can be invested at a positive rate of return.

         The following tables set forth the maximum month-end balances, average balances and weighted average rates, of Federal Home Loan Bank advances, securities sold under agreements to repurchase and other borrowings for the periods indicated.

                                                                   Nine Months Ended
                                                                     September 30
    --------------------------------------------------------------------------------------------------------
                                                       2001                             2000
    --------------------------------------------------------------------------------------------------------
    (Dollars in thousands)
    --------------------------------------------------------------------------------------------------------
    Maximum Balance:
        FHLB Advances                                 $18,900                            $7,550
        Securities sold under
            agreements to repurchase                  $ 9,241                            $7,959
    --------------------------------------------------------------------------------------------------------


                                                             Weighted                         Weighted
                                               Average        Average           Average        Average
                                               Balance         Rate             Balance         Rate
    --------------------------------------------------------------------------------------------------------
    FHLB Advances                              $4,319          4.65%             $4,250         6.22%
    Securities sold under
        agreements to repurchase               $2,576          4.07%             $3,022         4.95%
    ========================================================================================================

                                                                    Year Ended
                                                                    December 31
---------------------------------------------------------------------------------------------------------------
                                                     2000                                  1999
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------
Maximum Balance:
   FHLB Advances                                    $11,725                               $1,150
   Securities sold under
     agreements to repurchase                       $13,595                               $5,639
---------------------------------------------------------------------------------------------------------------

                                          Average            Weighted            Average          Weighted
                                          Balance            Average             Balance           Average
                                                               Rate                                 Rate
---------------------------------------------------------------------------------------------------------------
   FHLB Advances                          $4,996              6.62%               $911              6.25%
   Securities sold under
     agreements to repurchase             $3,408              5.93%               $122              5.74%
===============================================================================================================

         The following table sets forth the balances of Millennium's short-term borrowings at the dates indicated.

                                                      September 30                           December 31
----------------------------------------------------------------------------------------------------------------------
                                                 2001              2000               2000                 1999
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------
FHLB advances                                    $400             $1,150             $11,725              $1,150
Securities sold under agreements to
   repurchase                                       0              2,328              13,595               5,639
----------------------------------------------------------------------------------------------------------------------
    Total short-term borrowings                  $400             $3,478             $25,320              $6,789
======================================================================================================================
Weighted average interest rate of
   short-term FHLB advances                      4.65%              6.22%               6.62%               6.25%
Weighted average interest rate of
   securities sold under agreements to
   repurchase                                    4.07               4.95                5.93                5.74
Weighted average interest rate of other
   borrowings                                    6.48               6.71                6.39                6.05
======================================================================================================================


Liquidity and Capital Resources

         Liquidity is the ability to meet present and future financial obligations either through the sale of existing assets or the acquisition of additional funds through asset and liability management. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As a result of Millennium's management of liquid assets and the ability to generate liquidity through increasing deposits, management believes that Millennium maintains overall liquidity that is sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

         Millennium's primary sources of funds are deposits, borrowings, and amortization, prepayments and maturities of outstanding loans and investments, and loan sales. While scheduled payments from the amortization of loans and securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Excess funds are invested in overnight deposits to fund cash requirements experienced in the normal course of business. Millennium has been able to generate sufficient cash through its deposits as well as borrowings.

         For the nine months ended September 30, 2001, net cash used by operating activities was $18.0 million, and $16.1 million used for the nine months ended September 30, 2000. Investing activities absorbed approximately $47.3 million for the nine months ended September 30 2001, which was a result of a net increase in loans of approximately $40.6 million, net increase in federal funds sold of $4.6 million, net paydown of investment securities of $3.9 million, net investment securities purchases of $5.0 million, and purchases of office properties and equipment of approximately $984,000. For the nine months ended September 30, 2000 investing activities absorbed $20.3 million, which was a result of a net increase in loans of approximately $23.0 million, net decrease in federal funds sold of $6.4 million, net paydown of investment securities of $302,000 million, net investment securities purchases of $3.4 million, and purchases of office properties and equipment of approximately $515,000. For the nine months ended September 30, 2001, financing activities provided $66.1 million as a result of a net increase in deposits of approximately $72.7 million, net proceeds from the issuance of common stock of $3.0 million and a net decrease in advances from the Federal Home Loan Bank and other borrowings of approximately $9.6 million. For the nine months ended September 30, 2000, financing activities provided $37.2 million as a result of a net increase in deposits of approximately $40.1 million and a net decrease in advances from the Federal Home Loan Bank and other borrowings of approximately $3.3 million.


         For the years ended December 31, 2000 and 1999, operating activities absorbed approximately $394,000 and $1.4 million while investing activities absorbed approximately $53.1 million and $34.5 million, respectively. For the year ended December 31, 2000, investing activities were a result of a net increase in loans of $56.0 million, net decrease in federal funds sold of $6.4 million and net investment security purchases of $3.5 million. For the year ended December 31, 1999, investing activities were a result of a net increase in loans of $23.0 million, net increase in federal funds sold of $6.4 million, and net investment security purchases of $3.9 million. In addition, for the years ended December 31, 2000 and 1999, financing activities provided $52.6 and $37.0 million, respectively. For December 31, 2000 financing activities were a result of net advances from the Federal Home Loan Bank of $3.2 million and a net increase in deposits of approximately $49.3 million. For the period ended December 31,1999 financing activities were a result of net proceeds from the issuance of common stock of $8.2 million, a net increase in deposits of approximately $22.0 million and an increase in Federal Home Loan Bank advances of $6.8 million.


         Millennium uses its sources of funds primarily to meet operating needs, to pay deposit withdrawals and fund loan commitments. At September 30, 2001, and December 31, 2000 and 1999 total approved loan commitments were $5.6 million, $1.8 million and $885,000 respectively. In addition, at September 30, 2001, and December 31, 2000 and 1999, commitments under unused lines of credit were $4.9 million, $5.9 million and $4.7 million, respectively. Certificates of deposit scheduled to mature in one year or less at September 30, 2001, totaled $78.2 million.


         At September 30, 2001, we had a borrowing limit of $14.0 million with the Federal Home Loan Bank. Our outstanding borrowings from the Federal Home Loan Bank totaled $400,000 at September 30, 2001, which leaves an additional borrowing capacity of $13.6 million. In October 2001, the Federal Home Loan Bank increased our borrowing limit to 15% of total assets, which would represent a limit of $23.6 million based on our assets at September 30, 2001. We also have two lines of credit with the Community Bankers Bank in Virginia in the amounts of $4.8 million, which is unsecured, and $7.7 million, which is secured. Our outstanding borrowings from the Community Bankers Bank totaled $5.4 million at September 30, 2001, with remaining available lines of credit of $7.1 million.

         Management intends to fund anticipated loan closings and operating needs during 2001 through cash on hand, brokered deposits, proceeds from the sale of loans, cash generated from operations and anticipated increases in deposits. Current and anticipated marketing programs will be primarily targeted at the attraction of lower cost transaction accounts. Concurrent with the strategies employed to attract these accounts, management plans to gradually reduce the rate paid on time deposits in comparison to the competition. However, the pricing of time deposits will be balanced against upcoming maturities to ensure that liquidity is not adversely impacted by a large run-off of time deposits.

         Capital represents funds, earned or obtained, over which financial institutions can exercise greater control in comparison with deposits and borrowed funds. The adequacy of Millennium's capital is reviewed by management on an ongoing basis with reference to size, composition and quality of Millennium's resources and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb any potential losses.

         Millennium Bankshares and Millennium Bank are subject to regulatory capital requirements of the Federal Reserve. At September 30, 2001, Millennium exceeded all such regulatory capital requirements as shown in the following table.


                                                                      September 30, 2001
                                                    Millennium Bankshares                Millennium
                                                         Corporation                        Bank
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------
Tier 1 Capital:
Common Stock                                          $  11,203                         $   5,350
Capital Surplus                                               0                             5,350
Cumulative Preferred Securities (1)                           0                                 0
Retained Earnings                                           175                               233
----------------------------------------------------------------------------------------------------------
Disallowed intangible assets                                  0                                 0
----------------------------------------------------------------------------------------------------------
Total Tier 1 Capital                                  $  11,378                         $  10,933
----------------------------------------------------------------------------------------------------------

Tier 2 Capital:
Allowance for loan losses (2)                             1,179                             1,179
Cumulative Preferred Securities                               0                                 0
----------------------------------------------------------------------------------------------------------
Total Tier 2 Capital                                      1,179                             1,179
----------------------------------------------------------------------------------------------------------
Total Risk Based Capital                              $  12,557                         $  12,112
Risk Weighted Assets                                  $ 116,957                         $ 116,161

Capital Ratios:
Tier 1 Risk-based                                         9.73%                              9.41%
Total Risk-based                                         10.74%                             10.43%
Tier 1 Capital to average adjusted total assets           7.22%                              6.96%
==========================================================================================================

(1)   Limited to 1/3 of core capital.
(2)   Limited to 1.25% of risk weighted assets.


Impact of Inflation and Changing Prices and Seasonality

         The financial statements in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

                                   MANAGEMENT

The Board of Directors

         Our board of directors currently consists of 15 members. The Board of Directors is divided into three classes, each of which consists of five members. These directors serve for the terms of their respective classes, which expire in 2002, 2003 and 2004. The following table sets forth the composition of the Board of Directors.

        Class A                        Class B                         Class C
(Term Expiring in 2003)        (Term Expiring in 2004)         (Term Expiring in 2002)

   Bronson Ford Byrd             L. James D'Agostino              Stewart R. Little
   Thomas J. Chmelik              Jay W. Khim, Ph.D                 David B. Morey
   Andrew E. Kauders           Arthur J. Novick, D.D.S.            Gregory L. Oxley
  Carroll C. Markley               Robert T. Smoot               Rolando Santos, M.D.
    Derek A. Tidman               Douglas K. Turner               Ronald W. Torrence

         The following information sets forth as of October 1, 2001 the names, ages, principal occupations and business experience for all 15 directors. Unless otherwise indicated, the business experience and principal occupations shown for each nominee or incumbent director has extended five or more years.

Bronson Ford Byrd, 46, has been a director since November 1998.
         Mr. Byrd is a founding director of Millennium and Millennium Bank. He is a member of the Executive Committee of Millennium. He was also a founding director of Patriot National Bank and First Patriot Bankshares Corporation serving from 1990 until the acquisition of the company in 1997. Mr. Byrd is currently the CEO and President of Creative Sports Technologies, Inc., a company providing high-tech patented products to the sports industry. Prior to this engagement, he was in private practice of law, providing legal services in the areas of business law, commercial litigation and real estate transactions. He is also an investment advisor registered with the U.S. Securities and Exchange Commission. Mr. Byrd is a member of the Virginia State Bar, the American Association of Individual Investors, the Reserve Officers Association, and a member of the prestigious International Who's Who of Professionals.

Thomas J. Chmelik, 39, has been a director since November 1998.
         Mr. Chmelik is a founding director of Millennium and Millennium Bank. He also serves as Treasurer of Millennium and Chief Financial Officer of Millennium Bank. He has been in the financial sector for the past 15 years holding the positions of Financial Controller, Treasurer and Chief Financial Officer in domestic and foreign commercial banks. He has a diverse knowledge and specific expertise in management, operations, budgeting and investments for a commercial bank.

L. James D'Agostino, 50, has been a director since November 1998.
         Mr. D'Agostino is a founding director of Millennium and serves as a member of the Executive Committee. He is a Virginia based counselor and litigator working for the law firm of Reed, Smith, Hazel and Thomas. He represents clients in a variety of matters including Government Contract disputes, protests and claims. Mr. D'Agostino has extensive experience in representing clients in business transactions. He is a member of the American Bar Association, where he currently serves as vice chair of the Public Contract Section Committee in Conflicts of Interest and Ethics.

Andrew E. Kauders, 53, has been a director since November 1998.
         Mr. Kauders is a founding director of Millennium and serves as a member of the Executive Committee. He is recently retired from the self storage industry that included the construction and operation of two self storage facilities. He was a founder of the Washington Area Self Storage Association and is Chairman of the National Self Storage Association's Convention Committee.

Jay W. Khim, Ph.D., 61, has been a director since November 1998.
         Dr. Khim is a founding director of Millennium and Millennium Bank. He serves as a member of the Executive Committee of Millennium. Dr. Khim was a founding organizing director of Patriot National Bank and also served on the board of directors of United Bank. Dr. Khim is currently the founder and CEO of JWK International Corporation, a high-tech systems integration and professional services company. He is actively involved in the political and civic communities serving on various Boards of Directors.

Stewart R. Little, 47, has been a director since November 1998.
         Mr. Little is a founding director of Millennium and serves as a member of the Strategic Planning and Audit Committees. He is presently President of SRL, Inc. Mr. Little has held positions with the Department of the Interior, Oracle Corporation, Pacific Telesis, and the Unisys Corporation. He is a founder and former President of the National Indian Business Association and has served as a member of its Board of Directors and as the Chairman of the Legislative Affairs committee.

Carroll C. Markley, 63, has been a director since November 1998.
         Mr. Markley is the founding chairman, president, and CEO of Millennium and Millennium Bank. He also serves as the chairman of the Executive Committee. He was the founding President and CEO of First Patriot Bankshares Corporation and Patriot National Bank which was sold in 1997. He serves as a member of the Washington D.C. District Advisory Council for the Small Business Administration. In addition, he serves on the Virginia Medical Care for Children Advisory Council, Northern Virginia Community Foundation Board of Directors and Executive Committee and was formerly President of the Foundation for Applied Technical Education, Inc.

David B. Morey, 53, has been a director since November 1998.
         Mr. Morey is a founding director of Millennium and serves as a Member of the Executive Committee. He is currently the president and a director of Next Generation Media, Inc., a public corporation, and also serves as president of United Marketing Solutions, Inc., a wholly owned subsidiary of Next Generation Media, Inc. since January 2001. Prior to that time, he was president of Ameriprint, Inc. for over fifteen years. In February 2000, an involuntary bankruptcy petition was filed with respect to AmeriPrint. The filing has resulted in a Chapter 7 liquidation of the company. Mr. Morey previously served on the board of directors for the American Association for World Health and served on the marketing board for Mid-Atlantic Medical Services, Inc., a public corporation.

Arthur J. Novick, D.D.S., 56, has been a director since November 1998.
         Dr. Novick is a founding director of Millennium and serves as a member of the Executive, Strategic Planning and Audit Committees. He is the president of the professional dental corporation in Reston, Virginia of Novick, Hartz and Hall where he has been providing dental services since 1972. He formerly served as a member of the Air Force Dental Corps. Dr. Novick is a Fellow in the Academy of General Dentistry, as well as a member of the American Dental

         Association and the American Society for Dental Aesthetics. He is also a member of the Northern Virginia Implant Society, the Northern Virginia Dental Society, the Fairfax County Dental Society, and the Virginia Dental Association.

Gregory L. Oxley, 52, has been a director since November 1998.
         Mr. Oxley is a founding director of Millennium and serves as a member of the Executive Committee. He is a principal in the law firm Dain, Oxley, Markley & Nicoli, P.L.L.C. in Reston Virginia where he provides estate planning, real estate and business law services. He is also a principal in Dulles Title and Escrow, Inc. and Millennium Title, Virginia Real Estate Settlement Agencies and licensed Real Estate Title Insurance Agencies. Mr. Oxley served with the U.S. Coast Guard for twenty years where he served as a member of the Coast Guard Chief Counsel's Office.

Rolando Santos, M.D., 61, has been a director since November 1998.
         Dr. Santos is a founding director of Millennium and serves as a member of the Executive Committee. He is a medical doctor practicing in Springfield, Virginia. He is active in various civic and professional organizations. He serves as a member of the American Medical Association and the Editorial Board of the Northern Virginia Medical News. He also serves as president and is a member of the Board of Directors of the Fairfax County Medical Society Foundation.

Robert T. Smoot, 50, has been a director since November 1998.
         Mr. Smoot is a founding director of Millennium and serves as a member of the Strategic Planning Committee and chairs the Audit Committee. He is actively involved in the real estate development and construction industry in Northern Virginia. He has worked with a variety of groups and companies on real property acquisitions for nearly thirty years serving governmental agencies and private sector owners and developers.

Derek A. Tidman, Ph.D., 70, has been a director since November 1998.
         Dr. Tidman is a founding director of Millennium and serves as a member of the Executive Committee. He is presently employed as president of Advanced Launch Corporation in McLean, Virginia. He was previously a Research Professor in the Institute for Physical Science and Technology at the University of Maryland from 1960 to 1980. Dr. Tidman has published over 100 papers in scientific journals with the most recent being a new approach to mass acceleration called the slingatron. Dr. Tidman is a Fellow of the American Physical Science Society and a member of the IEEE and AIAA.

Ronald W. Torrence, 62, has been a director since November 1998.
         Mr. Torrence is a founding director of Millennium and serves as the chairman of the Strategic Planning Committee and member of the Audit Committee. He has worked with more than 1,000 small businesses in every area of industry, including general management, financial and marketing advisor during the past twenty-eight years. As an advisor, he develops marketing strategies, financial plans and management controls, and designs new organizational structures to facilitate growth. Mr. Torrence is the author of the award winning video package, The 10 Keys to Sales and Financial Success for Small Business and In the Owner's
         Chair: Proven Techniques for Taking Your Business from Zero to $10 Million.

Douglas K. Turner, 58, has been a director since November 1998.
         Mr. Turner is a founding director of Millennium and Millennium Bank. He serves as a member of the Executive Committee for Millennium. Mr. Turner founded CMS Information Services, Inc. in 1986 to provide PC based custom software and systems design, development, and support for business applications. Prior to CMS he joined Management Consulting & Research, Inc. in 1983 as Director of Management Sciences Division where he continued work he had begun at the Pentagon while in the U.S. Navy. Mr. Turner is currently serving on the Northern Virginia Community Foundation Board and the CEO Council of Growing Companies.


         The Board of Directors holds ten regular meetings each year including the annual meeting of the board of directors. The Board of Directors held 10 meetings and no special meetings in the year ended December 31, 2000. During 2000, there were no executive committee meetings, five audit committee meetings, and two strategic planning committee meetings. All directors, other than Messrs. Khim and Santos, attended greater than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which the respective directors served.

         The Board of Directors has an Executive Committee, an Audit Committee, and a Strategic Planning Committee.

         Executive Committee. The Executive Committee is chaired by Mr. Markley and members included for 2001 were Messrs. Byrd, D'Agostino, Kauders, Khim, Morey, Novick, Oxley, Santos, Tidman, Torrence and Turner. Millennium's bylaws empower the Executive Committee to exercise the full authority of the Board of Directors when it is not in session, except as otherwise provided in the Virginia Stock Corporation Act.

         Strategic Planning Committee. The Strategic Planning Committee is chaired by Mr. Torrence and members include Messrs. Little, Novick, and Smoot. The Strategic Planning Committee has been formed by the Board of Directors of Millennium to oversee its strategic growth and activities.

         Audit Committee. The Audit Committee is chaired by Mr. Smoot and members include Messrs. Little, Novick, and Torrence. The Audit Committee has been formed by the Board of Directors to safeguard Millennium and oversee the audit and compliance functions of Millennium and its subsidiaries.

Executive Officers

         Information with respect to Carroll C. Markley, our President and CEO, and Thomas J. Chmelik, our Treasurer, is set forth above. Information with respect to our other executive officer is as follows:

         Kelly E. Marsh, 28, is the corporate secretary of Millennium Bankshares Corporation. Prior to joining Millennium, Ms. Marsh was the corporate secretary of Patriot National Bank in Reston, Virginia from 1994 to 1998. Ms. Marsh was previously employed in the consumer credit reporting industry.


Security Ownership of Management

         The following table sets forth, as of December 1, 2001, certain information with respect to beneficial ownership of shares of our common stock by each of the members of the Board of Directors, by each of the executive officers named in the "Summary Compensation Table" below (the "named executive officers") and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

                                                                            Common Stock            Percentage
       Name                              Address                   Beneficially Owned (1)(2)(3)      of Class
       ----                              -------                   ----------------------------      --------
Bronson Ford Byrd               17723 Tranquility Road                        49,704                   2.18%
                                Purcellville, Virginia 20132

Thomas J. Chmelik               2807 John Marshall Drive                      26,816                   1.18%
                                Arlington, Virginia 22207

L. James D'Agostino             1122 Litton Lane                              24,120                   1.07%
                                McLean, Virginia 22101

Andrew E. Kauders               122 Oyster House Circle                       94,890                   4.15%
                                Burgess, Virginia 22066

Jay W. Khim                     1 Korea Lane                                  60,880                   2.67%
                                Middleburg, Virginia 22117

Stewart R. Little               5501 Seminary Road, Unit 1215                 60,970                   2.68%
                                Falls Church, Virginia 22041

Carroll C. Markley              11776 Stratford House Way                    155,392                   6.70%
                                Reston, Virginia 20190

David B. Morey                  1416 Rosewood Hill Drive                      71,450                   3.14%
                                Vienna, Virginia 22182

Arthur J. Novick                11300 Stoneledge Court                        75,430                   3.31%
                                Reston, Virginia 20191

Gregory L. Oxley                10200 Forest Lake Drive                       95,970                   4.18%
                                Great Falls, Virginia 22066

Rolando J. Santos               7180 Wolf Run Shoals Road                     60,210                   2.64%
                                Fairfax Station, Virginia 22039

Robert T. Smoot                 358 Gallop Wood Place                         94,226                   4.12%
                                Great Falls, Virginia 22066

Derek A. Tidman                 6801 Benjamin Street                          76,076                   3.34%
                                McLean, Virginia 22101

Ronald W. Torrence              7325 Churchill Road                           71,724                   3.15%
                                McLean, Virginia 22101

Douglas K. Turner               8340 Greensboro Drive, #1019                  61,960                   2.72%
                                McLean, Virginia 22102

All present executive
  officers and directors as
  a group (16 persons)                                                       1,103,618                 39.86%

_______________
(1) We have adjusted all share amounts to reflect a two-for-one stock split in October 2001.
(2) Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. Byrd, 21,070; Mr. Chmelik, 13,800; Mr. D'Agostino, 490; Mr. Kauders, 370; Dr. Khim, 480; Mr. Little, 570; Mr. Markley, 6,612; Mr. Morey, 560; Mr. Novick, 540; Mr. Oxley, 570; Mr. Santos, 210; Mr. Smoot, 610; Mr. Tidman, 460; Mr. Torrence, 560; and Mr. Turner, 1,560.

(3) Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of warrants, as follows: Mr. Byrd, 10,000; Mr. Chmelik, 5,000; Mr. D'Agostino, 10,000; Mr. Kauders, 40,000; Dr. Khim, 30,200; Mr. Little, 30,200; Mr. Markley, 63,500; Mr.
      Morey, 30,000; Mr. Novick, 30,000; Mr. Oxley, 45,200; Mr. Santos, 30,000;
      Mr. Smoot, 37,000; Mr. Tidman, 32,000; Mr. Torrence, 30,200; and Mr. Turner, 30,200.


Security Ownership of Certain Beneficial Owners

         The following table sets forth, as of December 1, 2001, certain information with respect to the beneficial ownership of shares of our common stock by each person who owns, to our knowledge, more than five percent of the outstanding shares of our common stock.

                                        Common Stock
         Name                     Beneficially Owned (1)(2)(3)         Percentage of Class
         ----                     ----------------------------         -------------------
Carroll C. Markley                          155,392                           6.70%
  11776 Stratford House Way
  Reston, Virginia 20190

______________
(1) We have adjusted all share amounts to reflect a two-for-one stock split in October 2001.
(2) Amounts disclosed include 6,612 shares of common stock that Mr. Markley has the right to acquire upon the exercise of stock options exercisable within 60 days.
(3) Amounts disclosed include 63,500 shares of common stock that Mr. Markley has the right to acquire upon the exercise of warrants.


Executive Compensation

         The following table shows, for the fiscal years ended December 31, 2000 and 1999, the cash compensation that we paid, as well as certain other compensation paid or accrued for those years, to the named executive officer in all capacities in which he served:

                           Summary Compensation Table

                                                                                                       Long Term
                                                               Annual Compensation                    Compensation
                                                               -------------------                     Securities
             Name and                                                              Other Annual        Underlying
        Principal Position             Year      Salary ($)       Bonus ($)      Compensation ($)     Options (#)
        ------------------             ----      ----------       ---------      ----------------     -----------
Carroll C. Markley                     2000         150,000         45,000              *                 33,066
Chairman, President and                1999         150,000         15,000              *                     --
   Chief Executive Officer

___________________
* All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

Stock Options

         The following table sets forth for the year ended December 31, 2000, the grants of stock options to the named executive officer:

                        Option Grants In Last Fiscal Year

                             Number of           Percent of Total
                             Securities         Options Granted to
                         Underlying Options         Employees in        Exercise or Base
Name                      Granted (#) (1)       Fiscal Year (%) (2)      Price ($/Share)      Expiration Date
----                      ---------------       -------------------      ---------------      ---------------
Carroll C. Markley             33,066                  15.8%                   5.00           February 1, 2010

_________________
(1) We have adjusted all share amounts to reflect a two-for-one stock split October 2001.
(2) Options to purchase 209,366 shares of common stock were granted to employees during the year ended December 31, 2000.

         The named executive officer did not exercise any stock options during 2000. The following table sets forth the amount and value of stock options that the named executive officer held as of December 31, 2000:

                          Fiscal Year End Option Values

                                               Number of
                                        Securities Underlying                  Value of Unexercised
                                        Unexercised Options at                 In-the-Money Options
                                        Fiscal Year End (#)(1)              at Fiscal Year End ($)(2)
                                        ----------------------              -------------------------

Name                                Exercisable       Unexercisable       Exercisable      Unexercisable
----                                -----------       -------------       -----------      -------------
Carroll C. Markley                     6,612              26,454              -0-               -0-

___________________
(1) We have adjusted all share amounts to reflect a two-for-one stock split in October 2001. The amounts presented do not include the grants of options to acquire 165,310 shares of our common stock under Mr. Markley's employment agreement. We granted those options in 2001, and none of them have vested.
(2) The value of in-the-money options at fiscal year end was calculated by determining the difference between the fair market value a share of our common stock on December 31, 2000 and the exercise price of the options.


Employment Agreement

         On November 13, 1998, Carroll C. Markley entered into an employment contract to serve as Chairman, President and Chief Executive Officer on January 1, 1999 of both Millennium Bankshares Corporation and Millennium Bank and to perform such services and duties as each entity's Board of Directors may designate. Under the contract, Mr. Markley was entitled to an annual base salary of $150,000 with increases in base salary made at the discretion of the Boards of Directors. The Boards increased Mr. Markley's base compensation to $175,000 in January 2001. In addition, Mr. Markley is entitled to an annual bonus not to exceed 30% of his base salary, which will be based on Millennium's performance.

         The contract is for a term of three years and after completion of three full fiscal years of employment the contract will automatically renew for another three-year term. After completion of six full years of employment, the contract will be renegotiated. Mr. Markley serves at the discretion of the Boards of Directors. The contract also provides for certain non-competition covenants for a period of one-year following Mr. Markley's termination.

         In 2000 and 2001, we granted Mr. Markley an option to purchase shares of our common stock equal to 1.0% (33,066) of the number of shares and warrants originally issued by us (adjusted for a two-for-one stock split) based on our financial performance measurements being met in each of the years prior. In 2001, we amended the CEO's contract to allow for a one-time grant of an option to purchase 165,310 shares in lieu of future stock option grants under the current contract. All options have been granted at the current fair market value of such shares at the time of grant and will vest over the course of five years subject to certain performance based goals, specifically budgeted return on assets and total deposits as specified by the board of directors annually.

         The contract also allows for use of a vehicle owned by Millennium Bank and payment of country club dues. The CEO is also eligible for standard benefits, including life insurance, long-term disability coverage, major medical coverage and participation in the 401(k) plan.

Transactions with Management

         We lease our main office from 1601 Washington Plaza, LLC. Carroll C. Markley, our Chairman, President and CEO, and Thomas J. Chmelik, our Treasurer and one of our directors, act as managers of 1601 Washington Plaza, LLC, and Millennium Bank receives $12,000 per year for compensation for their services. There are 64 unit owners of 1601 Washington Plaza, LLC, all of whom are shareholders of Millennium. These unit owners include Bronson Ford Byrd, Andrew
E. Kauders, Carroll C. Markley, Arthur J. Novick, Gregory L. Oxley, Robert T. Smoot and Douglas K. Turner, all of whom are also directors of Millennium, and Kelly E. Marsh, our Corporate Secretary. We entered into this lease on November 1, 1999. The lease is for a ten-year term, and we have the option to renew the lease for an additional ten-year period. Our payments to 1601 Washington Plaza, LLC under this lease total approximately $196,000 per year. The terms of this lease are substantially similar to the terms of similar leases that are the result of "arms length" negotiations between unrelated parties, and the leasing rate is comparable to current market rates.



         We lease our branch office location in Herndon, Virginia from 1051 Elden Street, LLC. Carroll C. Markley and Thomas J. Chmelik act as managers of 1051 Elden Street, LLC and do not receive any compensation for their services. There are 32 unit owners of 1051 Elden Street, LLC, all of whom are shareholders of Millennium. These unit owners include Bronson Ford Byrd, Andrew E. Kauders, Carroll C. Markley, Arthur J. Novick, Gregory L. Oxley and Robert T. Smoot. We entered into this lease on September 1, 2001. The lease is currently on a month-to-month basis, and we expect to enter into a new leasing arrangement when 1051 Elden Street, LLC has completed additional improvements to the property. Our payments to 1051 Elden Street, LLC under this lease total approximately $6,000 per month. The terms of this lease are substantially similar to the terms of similar leases that are the result of "arms length" negotiations between unrelated parties, and the leasing rate is comparable to current market rates.


         We sublease our loan office in Herndon, Virginia from Carroll C. Markley. We entered into this arrangement on April 5, 2000, and Mr. Markley has made this arrangement available to us on the same terms as the lease to him. Our payments to the landlord under this sublease total approximately $37,000 per year. This subleasing arrangement expires in May 2002. The terms of this sublease are substantially similar to the terms of similar subleases that are the result of "arms length" negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

         Gregory L. Oxley and Ian Markley, a director of Millennium Bank and son of Carroll C. Markley, are the owners of Dulles Title and Escrow, Inc. and Millennium Title, Virginia Real Estate Settlement Agencies and licensed Real Estate Title Insurance Agencies. Dulles Title and Millennium Title provide settlement services to Millennium Bank at fees that are customary for the services.

         Gregory L. Oxley and Ian Markley are principals in the law firm of Dain, Oxley, Markley & Nicoli, P.L.L.C. in Reston, Virginia. Dain, Oxley acts as counsel to Millennium and its subsidiaries.

         Some of our directors and officers are at present, as in the past, our customers, and we have had, and expect to have in the future, banking transactions in the ordinary course of our business with our directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

         There are no legal proceedings to which any of our directors or executive officers, or any of their affiliates, is a party that would be material and adverse to us.


                          DESCRIPTION OF CAPITAL STOCK

         Millennium's authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00 per share. Millennium has 2,247,978 issued and outstanding shares of common stock held by 169 shareholders of record. Additionally, there are warrants to purchase 1,653,280 shares of the companies common stock and vested options to purchase 142,642 shares of common stock. Millennium has 778,832 stock options presently issued and outstanding. All outstanding shares of common stock are fully paid and nonassessable. Millennium's board of directors has not authorized the issuance of any class or series of preferred stock.

Common Stock

         Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided, however, that the payment of dividends to holders of shares of common stock is subject to the preferential dividend rights of any preferred stock that the board of directors authorizes for issuance in the future.

         In the event of any liquidation, dissolution or winding up of Millennium, the holders of common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of Millennium available for distribution remaining after (i) payment or provision for payment of Millennium's debts and liabilities and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of Millennium.

         Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors. Millennium's shareholders do not have preemptive rights to purchase additional shares of any class of Millennium's capital stock. Holders of common stock have no conversion or redemption rights. The shares of common stock presently outstanding are, and the common stock to be issued in connection with the offering will be when issued, fully paid and nonassessable.

Preferred Stock

         Millennium's articles of incorporation authorize the board of directors to determine the preferences, limitations and relative rights of any class or series of preferred stock before the issuance of any shares of that class or series. To date, Millennium's board of directors has not authorized the issuance of any class or series of preferred stock.

Limitations on Liability of Officers and Directors

         As permitted by the Virginia Stock Corporation Act, our articles of incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that the Virginia Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         In addition, our articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

         The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

         All of the shares that we will have issued in the offering (plus any shares that we issue upon the exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or registration under the Securities Act, unless owned by our affiliates, subject to the lock-up agreements described below. All shares that we have issued prior to the offering, as well as any other shares that our "affiliates" hold are subject to resale restrictions under the Securities Act.

         Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us.

         Shares that our affiliates hold and shares that we issued prior to the offering may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144. After the closing of the offering, the shares of our common stock that we issued prior to the offering will be "restricted securities," within the meaning of Rule 144.

         In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

         We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.


                      GOVERNMENT SUPERVISION AND REGULATION

General

         As a bank holding company, Millennium is subject to regulation under the Bank Holding Company Act of 1956 and the examination and reporting requirements of the Board of Governors of the Federal Reserve System. Under the Bank Holding Company Act, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. The Bank Holding Company Act also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity that is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.

         As a national bank, Millennium Bank is subject to regulation, supervision and examination at the federal level by the Office of the Comptroller of the Currency. Millennium Bank is also subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation. State and federal law also governs the activities in which Millennium Bank engages, the investments that it may make and the aggregate amount of loans that it may grant to one borrower. Various consumer and compliance laws and regulations also affect Millennium Bank's operations.

         The earnings of Millennium's subsidiaries, and therefore the earnings of Millennium, are affected by general economic conditions, management policies, changes in state and federal legislation and actions of various regulatory authorities, including those referred to above. The following description summarizes the significant state and federal laws to which Millennium and Millennium Bank are subject.

To the extent that statutory or regulatory provisions or proposals are described, we qualify the description in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends

         Millennium is a legal entity separate and distinct from its banking and other subsidiaries. Virtually all of Millennium's revenues will result from dividends paid to Millennium by Millennium Bank. Millennium Bank is subject to laws and regulations that limit the amount of dividends it can pay. Under OCC regulations, a national bank may not declare a dividend in excess of its undivided profits, which means that Millennium Bank must recover any start-up losses before it may pay a dividend to Millennium. Additionally, Millennium Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by Millennium Bank in any calendar year exceeds the total of Millennium Bank's retained net income of that year, combined with its retained net income of the two preceding years, unless the dividend is approved by Millennium Bank's federal regulator. Millennium Bank may not declare or pay any dividend if, after making the dividend, it would be "undercapitalized", as defined in federal regulations.

         In addition, both Millennium and Millennium Bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that banking organizations should generally pay dividends only if the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition.

Insurance of Accounts, Assessments and Regulation by the FDIC

         The deposits of Millennium Bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of Millennium Bank are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC.

         The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors (including supervisory evaluations). Depository institutions insured by the Bank Insurance Fund that are "well capitalized" and that present few or no supervisory concerns are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time. However, because the legislation enacted in 1996 requires that both Savings Association Insurance Fund insured and Bank Insurance Fund-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is assessing Bank Insurance Fund-insured deposits an additional 1.30 basis points per $100 of deposits to cover those obligations.

         The FDIC is authorized to prohibit any Bank Insurance Fund-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is not aware of any existing circumstances that could result in termination of Millennium Bank's deposit insurance.

Capital

         Each of the OCC and the Federal Reserve has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, Millennium and Millennium Bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit), of 8%. At least half of the total capital must be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance ("Tier 2 capital" which, together with "Tier 1 capital", composes "total capital").

         In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations. Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization's overall safety and soundness.

         The risk-based capital standards of each of the OCC and the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization's capital adequacy.

Other Safety and Soundness Regulations

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the insolvency of commonly controlled insured depository institutions or for any assistance provided by the FDIC to commonly controlled insured depository institutions in danger of failure. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the deposit insurance funds. The FDIC's claim for reimbursement under the cross guarantee provisions is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and nonaffiliated holders of subordinated debt of the commonly controlled insured depository institutions.

         The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law. As of September 30, 2001, Millennium and Millennium Bank were classified as well-capitalized.

         Federal and state banking regulators also have broad enforcement powers over Millennium Bank, including the power to impose fines and other civil and criminal penalties, and to appoint a conservator.

Community Reinvestment

         The requirements of the Community Reinvestment Act are also applicable to Millennium Bank. The Community Reinvestment Act imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of Millennium Bank, it is meeting its obligations under the Community Reinvestment Act.

Interstate Banking and Branching

         Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, a bank headquartered in one state was authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

Gramm-Leach-Bliley Act of 1999

         The Gramm-Leach-Bliley Act of 1999 was signed into law on November 12, 1999. The Act covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies. Most of the Act's provisions require the federal bank regulatory agencies and other regulatory bodies to adopt regulations to implement the Act, and for that reason an assessment of the full impact on Millennium of the Act must await completion of that regulatory process.

         The Act repeals sections 20 and 32 of the Glass-Stegall Act, thus permitting unrestricted affiliations between banks and securities firms. The Act also permits bank holding companies to elect to become financial holding companies. A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, brokerage, investment and merchant banking, and insurance underwriting, sales and brokerage activities. In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed, and have at least a satisfactory Community Reinvestment Act rating.

         The Act provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage in insurance sales, solicitations or cross-marketing activities. Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in certain areas identified in the Act. The Act directs the federal bank regulatory agencies to adopt insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

         The Act adopts a system of functional regulation under which the Federal Reserve is confirmed as the umbrella regulator for financial holding companies, but financial holding company affiliates are to be principally regulated by functional regulators such as the FDIC for state nonmember bank affiliates, the Securities and Exchange Commission for securities affiliates and state insurance regulators for insurance affiliates. The Act repeals the broad exemption of banks from the definitions of "broker" and "dealer" for purposes of the Securities Exchange Act of 1934, but identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a "broker", and a set of activities in which a bank may engage without being deemed a "dealer". The Act also makes conforming changes in the definitions of "broker" and "dealer" for purposes of the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

         The Act contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution's policies and procedures regarding the handling of customers' nonpublic personal financial information. The Act provides that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The Act also provides that the states may adopt customer privacy protections that are more strict than those contained in the Act. The Act also makes a criminal offense, except in limited circumstances, obtaining or attempting to obtain customer information of a financial nature by fraudulent or deceptive means.


                                  UNDERWRITING

         The underwriter, McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as selling agent, on a best efforts basis, up to 1,150,000 shares of common stock. We have, however, reserved the right to increase the number of shares by not more than 172,500. Because the offering is on a best efforts basis and there is no minimum number of shares to be sold, the underwriter is not obligated to purchase any shares if they are not sold to the public.

         The underwriter has informed us that it proposes to sell the common stock as selling agent for us, subject to prior sale, when, as and if issued by us, in part to the public at the public offering price set forth on the cover page of this prospectus and, in part, through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at the public offering price. Each selected dealer will
receive a commission of $       for each share that it sells. The underwriter
reserves the right to reject any order for the purchase of common stock through it in whole or in part.

         The public offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares of common stock. Funds received by the underwriter from investors in the public offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the public offering. Closing is expected to occur on or
about January    , 2002.

         The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriter may be required to make in respect thereof.

         The underwriter has advised us that it may make a market in the common stock. The underwriter, however, is not obligated to make a market in the common stock. It also may discontinue any market making at any time without notice.

         The public offering price will be determined by negotiations between us and the underwriter. Among the factors that we will consider in determining the public offering price are our history and prospects, our past and present earnings and trend of such earnings, our prospects for future earnings, our current performance and prospects of the banking industry in which we compete, the general condition of the securities market at the time of the public offering and the prices of equity securities of comparable companies.

         The underwriter provides investment banking services to us from time to time in the ordinary course of business.


                                  LEGAL MATTERS

         The validity of the shares of our common stock offered and certain other legal matters will be passed upon by the law firm of Williams, Mullen, Clark & Dobbins.


                                     EXPERTS

         The consolidated financial statements included in this prospectus and the registration statement have been audited by Thompson, Greenspon & Co., P.C., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

         We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, and financial and other goals. The words "believes," "expects," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or other similar words or terms are intended to identify forward looking statements.

         These forward looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

         o    Continued levels of loan quality and origination volume;

         o    Interest rate fluctuations and other economic conditions;

         o    Competition in product offerings and product pricing;

         o    Continued relationships with major customers;

         o    Future laws and regulations; and

         o Other factors, including those matters discussed in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.

         Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements. In addition, our past results of operations do not necessarily indicate our future results.


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the SEC's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.

         Prior to the offering, we were not subject to the information requirements of the Securities Exchange Act of 1934 and accordingly did not file reports and other information with the SEC. As a result of the offering, we will become subject to the information requirements of the Securities Exchange Act of 1934 and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at the addresses set forth above or on the SEC's Internet site.

         We also maintain an Internet site at www.thenetbanker.com, which contains information relating to us and our business.

                          INDEX TO FINANCIAL STATEMENTS

                        MILLENNIUM BANKSHARES CORPORATION



                                                                                                      Page

Independent Auditors' Report of Thompson, Greenspon & Co., P.C.........................................F-2

Consolidated Financial Statements

      Consolidated Balance Sheets as of December 31, 2000 and 1999.....................................F-3

      Consolidated Statements of Operations for the years ended December 31, 2000 and December 31, 1999............................................................................F-4

      Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2000 and 1999.................................................................F-5

      Consolidated Statements of Comprehensive Income (Loss) for the years ended
      December 31, 2000 and December 31, 1999..........................................................F-6

      Consolidated Statements of Cash Flows from the years ended December 31, 2000 and December 31, 1999............................................................................F-7

Notes to Consolidated Financial Statements......................................................F-8 - F-19

Interim Consolidated Financial Statements (Unaudited)

      Consolidated Balance Sheets as of September 30, 2001 and 2000...................................F-20

      Consolidated Statements of Operations for the nine months ended
      September 30, 2001 and 2000.....................................................................F-21

      Consolidated Statements of Changes in Stockholders' Equity for the nine months ended September 30, 2001 and 2000........................................................F-22

      Consolidated Statements of Comprehensive Income (Loss) for the nine months ended September 30, 2001 and 2000........................................................F-23

      Consolidated Statements of Cash Flows for the nine months ended
      September 30, 2001 and 2000.....................................................................F-24

Notes to Consolidated Financial Statements (unaudited).........................................F-25 - F-37


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Millennium Bankshares Corporation
Reston, Virginia


         We have audited the accompanying consolidated balance sheets of Millennium Bankshares Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income (loss) and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Bankshares Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.



/s/ Thompson, Greenspon & Co., P.C.

Fairfax, Virginia
January 24, 2001

                        MILLENNIUM BANKSHARES CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                                                2000                  1999
                                                            ------------         ------------
              ASSETS

Cash and Due from Banks                                     $    175,819         $  1,143,481
Federal Funds Sold                                                46,350            6,446,342
Loans Held for Sale                                           34,643,164            7,575,163
Loans Receivable, net                                         43,677,216           15,267,373
Investment Securities, available for sale                      6,898,134            3,774,862
Bank Premises and Equipment, net                               1,420,009            1,024,391
Accrued Interest Receivable                                      616,324              161,082
Other Assets                                                   2,015,225              477,858
                                                            ------------         ------------

Total Assets                                                $ 89,492,241         $ 35,870,552
                                                            ============         ============


       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
    Deposits
        Non-interest bearing                                $  8,159,957         $  2,574,765
        Interest bearing                                       2,798,478            1,299,268
        Savings deposits                                      11,705,738           13,552,184
        Time deposits                                         48,678,718            4,589,791
                                                            ------------         ------------

              Total Deposits                                  71,342,891           22,016,008

    Borrowings                                                10,031,000            6,789,000
    Accrued interest payable                                     267,001               18,736
    Other accrued expenses                                       218,288               51,173
                                                            ------------         ------------

              Total Liabilities                               81,859,180           28,874,917
                                                            ------------         ------------

Stockholders' Equity
    Common stock                                               8,232,233            8,232,233
    Accumulated other comprehensive income (loss)                 (1,235)             (95,471)
    Retained earnings (deficit)                                 (597,937)          (1,141,127)
                                                            ------------         ------------
              Total Stockholders' Equity                       7,633,061            6,995,635
                                                            ------------         ------------


Total Liabilities and Stockholders' Equity                  $ 89,492,241         $ 35,870,552
                                                            ============         ============



The Notes to Consolidated Financial Statements are an integral part of these statements.

                        MILLENNIUM BANKSHARES CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                2000                   1999
                                                            ------------         ------------

Interest Income
    Interest and fees on loans                              $  4,952,336         $    600,979
    Interest on investment securities                            377,864              251,808
                                                            ------------         ------------
              Total Interest Income                            5,330,200              852,787

Interest Expense
    Interest on deposits and borrowed funds                    2,723,135              232,070
                                                            ------------         ------------

              Net Interest Income                              2,607,065              620,717

Provision for Possible Loan Losses                              (305,000)            (161,000)
                                                            ------------         ------------

              Net Interest Income after Provision for
                  Possible Loan Losses                         2,302,065              459,717

Other Income
    Service charges and other income                           4,048,719              481,027
                                                            ------------         ------------

                                                               6,350,784              940,744
                                                            ------------         ------------

Operating Expenses
    Officers and employee compensation                         3,456,421            1,295,008
    Occupancy and equipment expense                              638,433              306,910
    Marketing, promotion and advertising expense                 763,741               54,863
    Other operating expenses                                     948,999              425,090
                                                            ------------         ------------

              Total Operating Expenses                         5,807,594            2,081,871
                                                            ------------         ------------

Income (Loss) before Income Taxes                                543,190           (1,141,127)

Provision for Income Taxes                                             -                    -
                                                            ------------         ------------

Net Income (Loss)                                           $    543,190         $ (1,141,127)
                                                            ============         ============

Earnings (loss) per common share
--------------------------------
Basic and Diluted                                                   0.66                (1.38)
                                                            ============         ============

Weighted average shares outstanding
-----------------------------------
Basic and diluted                                                826,640              826,640
                                                            ============         ============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                       MILLENNIUM BANKSHARES CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           DECEMBER 31, 2000 AND 1999


                                                                                 Retained           Accumulated
                                            Number                               Earnings       Other Comprehensive
                                           Of Shares          Par Value          (Deficit)        Income (Deficit)         Totals
                                          -----------        -----------        -----------       ----------------      -----------
Balances, December 31, 1998                         -        $         -          $       -           $       -          $        -

Sale of common stock                          826,640          8,232,233                  -                   -           8,232,233

Change in other comprehensive
    income (loss)                                   -                  -                  -             (95,471)            (95,471)

Net Income (Loss)                                   -                  -         (1,141,127)                  -          (1,141,127)
                                          -----------        -----------        -----------         -----------         -----------

Balances, December 31, 1999                   826,640          8,232,233         (1,141,127)            (95,471)          6,995,635

Change in other comprehensive
    income (loss)                                   -                  -                  -              94,236              94,236

Net Income (Loss)                                   -                  -            543,190                   -             543,190
                                          -----------        -----------        -----------         -----------         -----------

Balance, December 31, 2000                    826,640        $ 8,232,233        $  (597,937)        $    (1,235)        $ 7,633,061
                                          ===========        ===========        ===========         ===========         ===========








The Notes to Consolidated Financial Statements are an integral part of these statements.

                       MILLENNIUM BANKSHARES CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                  FOR THE YEAR ENDED DECEMBER 31, 2000 AND 1999



                                                                          2000                 1999
                                                                      ------------        ------------
Net Income (Loss)                                                     $    543,190        $ (1,141,127)

Other Comprehensive Income (Loss), Net of Tax
    Unrealized gain (loss) on securities available for sale                 94,236             (95,471)
                                                                      ------------        ------------

Comprehensive Net Income (Loss)                                       $    637,426        $ (1,236,598)
                                                                      ============        ============


















The Notes to Consolidated Financial Statements are an integral part of these statements.

                        MILLENNIUM BANKSHARES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 2000 AND 1999

                                                                          2000              1999
                                                                      ------------      ------------
Cash Flows from Operating Activities
   Net income (loss)                                                  $    543,190      $ (1,141,127)
    Noncash items included in net income (loss)
        Depreciation and amortization                                      291,706           121,420
        Amortization of security premiums and accretion                     43,141                 -
            of discounts, net
        Provision for possible loan losses                                 305,000           161,000
        Increase in
            Accrued interest receivable                                   (455,242)         (161,082)
            Other assets                                                (1,537,367)         (477,858)
        Increase in
            Accrued interest payable                                       248,265            18,736
            Other accrued expenses                                         167,115            51,173
                                                                      ------------      ------------
              Net Cash Used by Operating Activities                       (394,192)       (1,427,738)
                                                                      ------------      ------------

Cash Flows from Investing Activities
    Federal funds sold, net                                              6,399,992        (6,446,342)
    Increase in loans receivable, net                                  (55,782,844)      (23,003,536)
    Purchase of securities available for sale                           (3,533,276)       (3,870,333)
    Paydown of securities available for sale                               461,099                 -
    Payments for the purchase of property                                 (687,324)       (1,145,811)
                                                                      ------------      ------------
              Net Cash Used by Investing Activities                    (53,142,353)      (34,466,022)
                                                                      ------------      ------------

Cash Flows from Financing Activities
    Proceeds from issuance of common stock                                       -         8,232,233
    Increase in deposits, net                                           49,326,883        22,016,008
    Borrowings, net                                                      3,242,000         6,789,000
                                                                      ------------      ------------
              Net Cash Provided by Financing Activities                 52,568,883        37,037,241
                                                                      ------------      ------------

Net (Decrease) Increase in Cash and Due from Banks                        (967,662)        1,143,481

Cash and Due from Banks, beginning of period                             1,143,481                 -
                                                                      ------------      ------------

Cash and Due from Banks, end of period                                $    175,819      $  1,143,481
                                                                      ============      ============


Noncash Investing Activities
    Unrealized gain (loss) on securities available for sale, net      $    (94,236)     $     95,471
                                                                      ============      ============





The Notes to Consolidated Financial Statements are an integral part of these statements.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Significant Accounting Policies

         Millennium Bankshares Corporation (the Corporation), a Virginia bank holding corporation, was incorporated on December 1, 1998. On April 1, 1999, the Corporation acquired all of the outstanding shares of Millennium Bank N.A., (the Bank), a wholly owned subsidiary. On June 14, 1999, Millennium Brokerage Services, Inc. (Brokerage Services), a wholly owned subsidiary, was incorporated. Millennium Capital, Inc., a wholly-owned subsidiary of Millennium Bank N.A., was incorporated on March 30, 1999.

         Millennium Bank is a federally chartered national bank and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The principal activities of the Bank are to attract deposits and originate loans. Millennium Capital, Inc., a wholly-owned subsidiary of the Bank conducts mortgage banking as permitted for nationally chartered banks by applicable regulations. The Bank is engaged in the general business of banking; aimed at serving individuals, small and medium sized businesses and the professional communities of Reston, Herndon and Fairfax County, Virginia. The Bank conducts full-service banking operations from its branch and headquarters located in Reston, Virginia. Millennium Brokerage Services provides a full range of investment services and products to Bank customers and the professional community.

         The accounting and reporting policies of the Corporation are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies are discussed below.

         Principals of Consolidation

         The accompanying consolidated financial statements include the accounts of the Corporation and its two wholly owned subsidiaries: Millennium Bank, N.A. and Millennium Brokerage Services, Inc. All significant intercompany accounts and transactions have been eliminated.

         Reclassifications

         Certain reclassifications have been made to prior period balances to conform to the current year.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from the estimates that were used.

         Start Up Costs and Organizational Expenses

         The Corporation and its subsidiaries have adopted Statement of Position 98-5, which permits expensing of costs of start up activities, including organizational expenses, as incurred.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

         Cash paid for interest amounted to $2,474,870 in 2000 and $213,334 in 1999.

         The Bank is required by regulatory authorities to maintain a specific portion of its assets in the form of legal cash reserves, computed by applying prescribed percentages to its various types of deposits. When the Bank's vault cash reserves and balances maintained at the Federal Reserve Bank are in excess of that required, it may lend the excess to other banks on a daily basis. The average balance required to be maintained at the Federal Reserve Bank was approximately $25,000 for the years ended December 31, 2000 and 1999.

         Loans, Loan Fees and Loans Held for Sale

         Loans are stated at the principal amount outstanding, net of deferred loan fees. Interest on loans is generally computed using the simple interest method. Loan fees and related direct loan origination costs are deferred and recognized as an adjustment of yield over the life of the loan or currently upon the sale or repayment of the loans.

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

         Allowance for Possible Loan Losses

         The Bank grants loans to customers primarily located in Northern Virginia.

         The provision for possible loan losses and the related allowance is established to reflect inherent, probable and known losses in the loan portfolio at December 31, 2000 and 1999. The allowance is increased by provisions for loan losses charged to operating expense and reduced by net chargeoffs. The provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and future operating or sales conditions.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Securities Available for Sale

         Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and accounted for at fair value on an aggregate basis. These include securities used as part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase liquidity, to satisfy regulatory requirements and other similar factors. Unrealized gains and losses of securities available for sale are excluded from earnings and included in accumulated other comprehensive income component of stockholders' equity, net of related income taxes. Realized gains and losses of securities available for sale are included in net securities gains (losses) based on the specific identification method.

         Bank Premises and Equipment

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the asset life using the straight-line method. Furniture and equipment are depreciated over estimated useful lives of five and seven years using the straight-line method. The Bank depreciates furniture and equipment using accelerated methods for income tax reporting.

         Repurchase Agreements

         Securities sold under agreements to repurchase mature daily, usually within one to thirty days, or over a set term, usually one to three years from the transaction date.

         Stockholders' Equity

         The Corporation was capitalized through a private offering circular dated November 24, 1998, for $8,266,400. Costs related to the private offering totalled $34,167, resulting in net capital proceeds of $8,232,233.

         Banking laws and regulatory compliance restrict the availability of earnings for the payment of dividends.

         Millennium Bankshares Corporation is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2000 and 1999, the Bank is required to have minimum Tier 1 and total risk based capital ratios of 4.00 percent and 8.00 percent, respectively. The Bank's actual ratios were
         9.74 percent and 10.33 percent for 2000 and 23.94 percent and 24.49 percent for 1999, respectively.

         Millennium Bankshares Corporation has 5,000,000, $10 par value shares authorized; 826,640 shares are issued and outstanding.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Stockholders' Equity (continued)

         Millennium Bank, N.A. has 810,000 shares, $5 par value, authorized, issued, and outstanding. Millennium Capital, Inc., a wholly subsidiary of Millennium Bank, has 5,000, $1 par value shares authorized, one share is issued and outstanding.

         Millennium   Brokerage   Services  has  5,000,   $1  par  value  shares
         authorized; one share is issued and outstanding.

         Income Taxes

         The Bank utilizes an asset and liability approach to accounting for income taxes. The objective is to recognize the amount of income taxes payable or refundable in the current year based on the Bank's income tax return and the deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates to temporary differences, the difference between financial statement amounts and tax bases of assets and liabilities. Deferred income tax liabilities or assets are adjusted to reflect changes in tax laws or rates in the year of enactment.

         The Bank pays state franchise tax in lieu of state income taxes.

         Advertising

         The Bank follows the policy of charging the costs of advertising to expense as incurred.

         Income per Common Share

         The Bank has adopted Statement of Financial Accounting Standards ("SFAS") No. 128 which establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock. The standard requires presentation of two categories of earnings per share, basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



2.   SECURITIES AVAILABLE FOR SALE

         The amortized cost and approximate market value of securities available for sale as shown in the balance sheets of the Bank are as follows:

                                                               Gross              Approximate
                                         Amortized           Unrealized             Market
                                           Cost                Losses                Value
                                        -----------          -----------          -----------
         December 31, 2000:
             U.S. Government and
                 Agency Securities      $ 6,080,769          $     1,235          $ 6,079,534
             Equity securities              818,600                    -              818,600
                                        -----------          -----------          -----------
                                        $ 6,899,369          $     1,235          $ 6,898,134
                                        ===========          ===========          ===========

                                                               Gross              Approximate
                                         Amortized           Unrealized             Market
                                           Cost                Losses                Value
                                        -----------          -----------          -----------
         December 31, 1999:
             U.S. Government and
                 Agency Securities      $ 3,499,783          $    95,471          $ 3,404,312
             Equity securities              370,550                    -              370,550
                                        -----------          -----------          -----------
                                        $ 3,870,333          $    95,471          $ 3,774,862
                                        ===========          ===========          ===========

         The scheduled maturities of U.S. Government and Agency securities available for sale at December 31, 2000 were as follows:

                                                                                  Approximate
                                                Weighted          Amortized         Market
                                              Average Yield         Cost             Value
                                              -------------      -----------      -----------
         Due from one year to five years          6.15%          $ 3,499,893      $ 3,490,050
         Due from five years and thereafter       7.20%            2,580,876        2,589,484
                                              -------------      -----------      -----------
                                                  6.43%          $ 6,080,769      $ 6,079,534
                                              =============      ===========      ===========

         Investment securities with a carrying amount of $6,079,534 and $3,404,312 at December 31, 2000 and 1999, respectively, were pledged as collateral on Federal Home Loan Bank and Community Bankers Bank advances and for other purposes as required or permitted by law.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



3.   LOANS RECEIVABLE

         Loans receivable include the following at December 31:

                                                     2000               1999
                                                  ------------     ------------
              Mortgage loans                      $ 18,147,802     $  3,884,151
              Commercial                            15,132,779        7,977,992
              Lines of credit                        9,986,878        3,492,813
              Consumer                                 714,106           96,053
              Overdrafts                                92,221                -
                                                  ------------     ------------
              Subtotal                              44,073,786       15,451,009
              Provision for loan losses               (466,000)        (161,000)
              Deferred loan costs (fees)                69,430          (22,636)
                                                  ------------     ------------
                   Totals                         $ 43,677,216     $ 15,267,373
                                                  ============     ============

         An analysis of the allowance for possible loan losses is as follows at December 31:

                                                      2000             1999
                                                  ------------     ------------
              Balance beginning of period         $    161,000     $          -
              Provision for loan losses                305,000          161,000
              Loans charged to reserve                       -                -
              Recoveries credited to reserve                 -                -
                                                  ------------     ------------
                   Totals                         $    466,000     $    161,000
                                                  ============     ============

         Total mortgage loans pledged as collateral for Federal Home Loan Bank advances were $12,837,525 at December 31, 2000. There were no loans pledged at December 31, 1999.

4.   BANK PREMISES AND EQUIPMENT

         Bank premises and equipment include the following at December 31:

                                                      2000             1999
                                                  ------------     ------------

              Furniture and equipment             $  1,507,951     $    997,397
              Leasehold improvements                   325,184          148,414
                                                  ------------     ------------
                                                     1,833,135        1,145,811
              Less accumulated depreciation           (413,126)        (121,420)
                                                  ------------     ------------
                                                  $  1,420,009     $  1,024,391
                                                  ============     ============

         Depreciation of bank premises and equipment charged to expense amounted to $291,706 and $121,420 in 2000 and 1999, respectively.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



5.   DEPOSITS

         Deposits consist of the following at December 31:

                                             Weighted                     Weighted
                                              Average                      Average
                                           Interest Rate    2000        Interest Rate    1999
                                           ------------------------     ------------------------
              Non-interest bearing
                  demand deposits              0.00%    $ 8,159,957         0.00%    $ 2,574,765
              Interest bearing
                  demand deposits              2.70%      2,798,478         1.11%      1,299,268
              Savings deposits                 4.84%     11,705,738         2.60%     13,552,184
              Time deposits                    7.02%     48,678,718         3.62%      4,589,791
                                               ----     -----------         ----     -----------
                                               5.12%    $71,342,891         2.48%    $22,016,008
                                               ====     ===========         ====     ===========

         Time certificates of deposit in denominations of $100,000 or more totalled $13,315,186 in 2000 and $1,247,211 in 1999. Certificates of
         deposit mature as follows at December 31:

                                                                    2000                1999
                                                                ------------        ------------
              3 months or less                                  $ 11,276,014        $          -
              3 to 12 months                                      25,239,919             633,893
              1 to 5 years                                         8,807,697           1,770,895
              Over 5 years                                         3,355,088           2,185,003
                                                                ------------        ------------
                   Totals                                       $ 48,678,718        $  4,589,791
                                                                ============        ============

6.   BORROWINGS

         The Bank had borrowings outstanding as follows:

                                                         Interest
                                                            Rate            Maturity              Amount
                                                         ----------      ---------------      -------------
              December 31, 2000:
              Federal Home Loan Bank Advances              6.35%         Jan. 22, 2001        $   6,275,000
                                                           6.07%         May 29, 2001               750,000
                                                           6.48%         May 28, 2004               400,000
              Federal Funds Purchased                      6.55%         Demand                   2,606,000
                                                                                              -------------
                                                                                              $  10,031,000
                                                                                              =============

                                                         Interest
                                                            Rate            Maturity              Amount
                                                         ----------      ---------------      -------------
              December 31, 1999:
              Federal Home Loan Bank Advances              6.07%         May 29, 2001         $     750,000
                                                           6.48%         May 28, 2004               400,000
              Federal Funds Purchased                      6.02%         Demand                   3,639,000
              Repurchase Agreements                        6.00%         Demand                   2,000,000
                                                                                              -------------
                                                                                              $   6,789,000
                                                                                              =============

         Interest expense on borrowed funds was $526,682 for the year ended December 31, 2000 and $47,911 for the period ended December 31, 1999.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



7.   INCOME TAXES

         Net deferred tax assets are comprised of the following at December 31:

              Deferred Source                                     2000             1999
              ---------------                                 ------------     ------------
              Net operating loss carryforward                 $    136,000     $    389,000
              Start-up costs                                        35,000           45,000
              Loan loss reserve                                     77,000          (52,000)
              Unearned loan fees                                   (22,000)           8,000
              Depreciation                                         (20,000)               -
                                                              ------------     ------------
                     Gross deferred tax assets (liability)         206,000          390,000

              Allowance                                           (206,000)        (390,000)
                                                              ------------     ------------
                     Net deferred tax asset                   $          -     $          -
                                                              ============     ============

         The Bank has approximately $400,000 of net operating losses available, which expire in 2021.

8.   OPERATING LEASES

         In November 2000, the Bank entered into a lease agreement for an additional branch facility in Great Falls, Virginia. The agreement provides for a term of 5 years ending November 2005, and includes two options to extend for five-year periods. Total base annual lease payments are $32,676 for the first year, increasing 3.0 percent per annum thereafter.

         In April 2000, the Bank entered into a sublease agreement with a Director of the Bank for additional office space in Herndon, Virginia. The agreement includes a term of 26 months ending May 31, 2002. Total base lease payments are approximately $29,505 for the first year, increasing 3.0 percent in the second year of the lease term.

         In November 1999, the Bank entered into a lease agreement for its headquarters and branch facility. The agreement provides for a term of 10 years ending October 31, 2009. The agreement includes two options to extend for an additional 5 years. Total base annual lease payments are $190,176 for the first year, increasing 3.0 percent per annum, thereafter.

         The following are the future minimum lease payments at December 31, 2000:

                  Years ending December 31,
                  -------------------------
                      2001                                   $   259,553
                      2002                                       249,085
                      2003                                       243,514
                      2004                                       250,812
                      2005                                       258,326
                      2006 and thereafter                        912,171
                                                             -----------
                          Total                              $ 2,173,461
                                                             ===========

         Rent expense amounted to $212,189 for the year ended December 31, 2000 and $108,364 for the period ended December 31, 1999.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



9.   INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         In the ordinary course of business, the Bank has granted loans to directors, executive officers, employees and their associates. These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Directors, officers, employees and their affiliated companies were indebted to the Bank for loans totaling $8,176,629 and $5,643,566 at December 31, 2000 and 1999,
         respectively. Deposits by related parties to the Bank totaled $5,539,454 and $5,607,589 at December 31, 2000 and 1999, respectively.

         The Corporation paid $14,254 in 2000 and $1,730 in 1999 to the law firm of two directors who serve as legal counsel for the Corporation and its subsidiaries.

10.  COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT

         In the normal course of business, the Bank incurs certain contingent liabilities that are not reflected in the accompanying financial statements. Commitments under unfunded commitments approximated $9,035,680 in 2000 and $5,149,000 in 1999. The Bank does not anticipate any material losses as a result of these commitments.

         The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties and residential properties.

         Most of the Bank's loans, commitments, and commercial standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank does not extend credit to any single borrower or group of related borrowers in excess of their legal limit.

11.  STOCK OPTION PLAN

         On August 12, 1999, the Corporation adopted an Incentive Stock Option Plan. The total number of shares granted under the plan cannot exceed 1,000,000 shares. The plan is administered by the Board of Directors of the Corporation and the plan will terminate as of August 11, 2009. The Board has authorized the Chairman of the Corporation the authority to grant 300,000 shares to key employees at his discretion. Under the plan the option price of the shares must be granted at not less than fair market value, the shares term may not exceed ten years and the options are not transferable.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



11.  STOCK OPTION PLAN (continued)

                                                    Number of      Option Price
                                                     Shares          Per Share
                                                  ------------     ------------
              Outstanding, December 31, 1998                 -                -
                  Grants                                84,750     $         10
                  Exercised                                  -                -
                  Canceled or expired                   (1,950)              10
                                                  ------------     ------------
              Outstanding, December 31, 1999            82,800               10
                                                  ------------     ------------
                  Grants                               104,683               10
                  Exercised                                  -                -
                  Canceled or expired                   (4,350)              10
                                                  ------------     ------------
              Outstanding, December 31, 2000           183,133     $         10
                                                  ============     ============

         The vesting period of the remaining options is as follows:

                 Vested and exercisable                                  16,500
                 February 1, 2001                                        36,627
                 February 1, 2002                                        36,627
                 February 1, 2003                                        36,627
                 February 1, 2004                                        36,626
                 February 1, 2005                                        20,126
                                                                       --------
                                                                        183,133
                                                                       ========

         The Bank adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and will continue to apply Accounting Principles Board Statement No. 25 and related interpretations in accounting for its employee compensation plans. SFAS 123 establishes standards of financial accounting and reporting for stock-based employee compensation plans including stock option plans, stock purchase plans and other arrangements by which employees receive shares of stock or other equity instruments based on the market price of an entity's stock.

         If the Bank had elected to recognize compensation cost for the plan based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                          2000           1999
                                                        --------    ------------
              Net income            As reported         $543,190    $(1,141,127)
                                    Pro forma            432,271     (1,203,745)
              Earnings per share    As reported              .66          (1.38)
                                    Pro forma                .52          (1.46)

         Compensation costs under SFAS 123 are recognized when the options are vested and exercisable. The fair value of Millennium Bank stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black Scholes pricing model with the following assumptions: a risk free interest rate of 4.5 percent, no estimated dividend yield, an expected volatility of 10 percent and an expected holding period of five years.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



12.  EARNINGS PER SHARE


         The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential dilutive common stock.


                                                                For the Years Ended December 31,
                                          -------------------------------------------------------------------------
                                                       2000                                   1999
                                          ----------------------------------   ------------------------------------
                                           Net                     Per Share       Net                    Per Share
                                          Income        Shares       Amount       Income         Shares     Amount
                                          -------    -----------   ----------  ------------      -------   --------
         Net Income (loss)                543,190                              $ (1,141,127)
                                          =======                              ============
         Basic earnings per share                        826,640     $ 0.66                      826,640    $ (1.38)
                                                                                                 =======    =======
         Effect of dilutive securities
             Stock options                      -                                                      -
             Warrants                           -                                                      -
                                                     -----------                                 -------
         Diluted earnings per share       543,190        826,640     $ 0.66    $ (1,141,127)     826,640    $ (1.38)
                                          =======    ===========     ======    ============      =======    =======


         Stock options and Warrants to purchase common stock were outstanding during 2000 and 1999 but were not included in the computation of EPS because the options' exercise price was greater than the average market price of the common shares.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



13.  PARENT COMPANY ACTIVITY

         Millennium Bankshares Corporation owns all of the outstanding shares of the Bank. Accordingly, the balance sheet and statement of income for the Corporation only, are as follows at December 31:

                                        BALANCE SHEETS

                                                                       2000               1999
                                                                   ------------       ------------
              Assets:
                  Cash and due from banks                          $     31,876       $  1,164,911
                  Investment in subsidiaries                          7,487,092          5,784,099
                  Other assets                                          114,093             46,625
                                                                   ------------       ------------
              Total Assets                                         $  7,633,061       $  6,995,635
                                                                   ============       ============

              Stockholder's equity:
                  Common stock                                     $  8,232,233       $  8,232,233
                  Accumulated other comprehensive loss                   (1,235)           (95,471)
                  Retained earnings (deficit)                          (597,937)        (1,141,127)
                                                                   ------------       ------------
              Total Liabilities and Stockholders' Equity           $  7,633,061       $  6,995,635
                                                                   ============       ============

                                     STATEMENTS OF INCOME

                                                                       2000               1999
                                                                   ------------       ------------
              Equity in earnings (loss) of Bank                    $    596,598       $ (1,120,430)
              Equity in loss of Brokerage Services                      (57,705)           (30,137)
              Interest income, net                                        4,297              9,440
                                                                   ------------       ------------
              Net income (loss)                                    $    543,190       $ (1,141,127)
                                                                   ============       ============

                                   STATEMENTS OF CASH FLOWS

                                                                       2000               1999
                                                                   ------------       ------------
              Cash Flows from Operating Activities
                  Net income (loss)                                $    543,190       $ (1,141,127)
                  Increase in other assets                              (67,468)           (46,625)

              Cash Flows from Investing Activities
                  Increase in investment subsidiaries                (1,608,757)        (5,879,570)

              Cash Flows from Financing Activities
                  Proceeds from issuance of common stock                      -          8,232,233
                                                                   ------------       ------------
              Net (Decrease) Increase in Cash and
                  Due from Banks                                     (1,133,035)         1,164,911
              Cash and Due from Banks, beginning of period            1,164,911                  -
                                                                   ------------       ------------
              Cash and Due from Banks, end of period               $     31,876       $  1,164,911
                                                                   ============       ============

              Noncash Investing Activities
                  Unrealized gain (loss) on securities
                      available for sale, net                      $    (94,236)      $     95,471
                                                                   ============       ============

                        MILLENNIUM BANKSHARES CORPORATION


                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2001 AND 2000



                                                                  2001                 2000
                                                             --------------       --------------

              ASSETS

Cash and Due from Banks                                      $      968,651       $    2,009,241
Federal Funds Sold                                                4,659,492               34,974
Loan Held for Sale                                               54,169,339           23,016,181
Loans Receivable, net                                            83,458,979           38,163,602
Investment Securities, available for sale                         7,913,851            6,916,898
Bank Premises and Equipment, net                                  2,027,000            1,347,506
Accrued Interest Receivable and other assets                      4,338,864            2,157,804
                                                             --------------       --------------


Total Assets                                                 $  157,536,176       $   73,646,206
                                                             ==============       ==============


              LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
    Deposits
        Non-interest bearing                                 $   20,690,711       $    7,903,274
        Interest bearing                                         24,442,073           15,406,037
        Savings deposits                                            319,388              216,174
        Time deposits                                            98,614,632           39,051,485
                                                             --------------       --------------

              Total Deposits                                    144,066,804           62,576,970

    Borrowings                                                      400,092            3,477,976
    Accrued interest payable and other accrued expenses           1,695,642              283,083
                                                             --------------       --------------

              Total Liabilities                                 146,162,538           66,338,029
                                                             --------------       --------------

Stockholders' Equity
    Common stock                                                 11,202,753            8,232,233
    Accumulated other comprehensive loss                             (4,075)             (71,672)
    Retained earnings/(deficit)                                     174,960             (852,384)
                                                             --------------       --------------
              Total Stockholders' Equity                         11,373,638            7,308,177
                                                             --------------       --------------


Total Liabilities and Stockholders' Equity                   $  157,536,176       $   73,646,206
                                                             ==============       ==============




The Notes to Consolidated Financial Statements are an integral part of these statements.

                        MILLENNIUM BANKSHARES CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


                                                               2001                2000
                                                           ------------       ------------
Interest Income
    Interest and fees on loans                             $  6,553,538       $  3,036,194
    Interest on investment securities                           373,724            266,873
                                                           ------------       ------------
              Total Interest Income                           6,927,262          3,303,067

Interest Expense
    Interest on deposits and borrowed funds                   3,704,096          1,627,496
                                                           ------------       ------------

              Net Interest Income                             3,223,166          1,675,571

Provision for Possible Loan Losses                             (770,000)          (145,000)
                                                           ------------       ------------

              Net Interest Income after Provision for
                  Possible Loan Losses                        2,453,166          1,530,571

Other Income
    Service charges and other income                          4,101,087          2,694,450
                                                           ------------       ------------

                                                              6,554,253          4,225,021
                                                           ------------       ------------

Operating Expenses
    Officers and employee compensation                        3,648,628          2,431,398
    Occupancy and equipment expense                             775,598            442,406
    Marketing, promotion and advertising expense                265,034            426,615
    Other operating expenses                                    979,032            635,859
                                                           ------------       ------------

              Total Operating Expenses                        5,668,292          3,936,278
                                                           ------------       ------------

Income before Income Taxes                                      885,961            288,743

Provision for Income Taxes                                      113,064                  -
                                                           ------------       ------------

Net Income                                                 $    772,897       $    288,743
                                                           ============       ============

Earnings per common share
-------------------------
Basic                                                               .38                .17
                                                           ============       ============
Diluted                                                             .32                .17
                                                           ============       ============

Weighted average shares outstanding
-----------------------------------
Basic                                                         2,054,764          1,653,280
                                                           ============       ============
Diluted                                                       2,382,245          1,653,280
                                                           ============       ============



The Notes to Consolidated Financial Statements are an integral part of these statements.

                       MILLENNIUM BANKSHARES CORPORATION

           CONSOLIDATED STATEMENTs OF CHANGES IN STOCKHOLDERS' EQUITY
                           SEPTEMBER 30, 2001 AND 2000


                                                                                                    Accumulated
                                                Number                             Retained     Other Comprehensive
                                              Of Shares         Par Value          Earnings       Income (Deficit)        Totals
                                              ---------        -----------        -----------     ----------------     ------------
Balances, December 31, 1998                           -        $         -        $         -         $      -         $          -

Sale of common stock                            826,640          8,232,233                  -                -            8,232,233

Change in other comprehensive
    income (loss)                                     -                  -                  -          (95,471)             (95,471)

Net Loss                                              -                  -         (1,141,127)               -           (1,141,127)
                                              ---------        -----------        -----------         --------         ------------

Balances, December 31, 1999                     826,640          8,232,233         (1,141,127)         (95,471)           6,995,635

Change in other comprehensive
    income (loss)                                     -                  -                  -           94,236               94,236

Net Income                                            -                  -            543,190                -              543,190
                                              ---------        -----------        -----------         --------         ------------

Balance, December 31, 2000                      826,640          8,232,233           (597,937)          (1,235)           7,633,061

Sale of common stock                            297,349          2,970,520                  -                -            2,970,520

Stock split - two for one                     1,123,989                  -                  -                -                    -

Change in other comprehensive
    income (loss)                                     -                  -                  -           (2,840)              (2,840)

Net Income                                            -                  -            772,897                -              772,897
                                              ---------        -----------        -----------         --------         ------------

Balance, September 30, 2001                   2,247,978        $11,202,753        $   174,960         $ (4,075)        $ 11,373,638
                                              =========        ===========        ===========         ========         ============






The Notes to Consolidated Financial Statements are an integral part of these statements.

                       MILLENNIUM BANKSHARES CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000



                                                                  2001               2000
                                                              ------------       ------------
Net Income                                                    $    772,897       $    288,743

Other Comprehensive Income (Loss), Net of Tax
    Unrealized gain on securities available for sale                (2,840)            23,799
                                                              ------------       ------------

Comprehensive Net Income                                      $    770,057       $    312,542
                                                              ============       ============




















The Notes to Consolidated Financial Statements are an integral part of these statements.

                       MILLENNIUM BANKSHARES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


                                                                         2001               2000
                                                                     ------------       ------------
Cash Flows from Operating Activities
    Net income (loss)                                                $    772,897       $    288,743
    Noncash items included in net income (loss)
        Depreciation and amortization                                     377,471            192,188
        Amortization of security premiums and accretion                    85,063             17,738
            of discounts, net
        Provision for possible loan losses                                770,000            145,000
        Decrease (Increase) in
            Loans held for sale                                       (19,526,175)       (15,441,018)
            Accrued interest receivable and other assets               (1,707,315)        (1,518,864)
        Increase in
            Accrued interest payable and other accrued expenses         1,210,353            213,174
                                                                     ------------       ------------
            Net Cash Used by Operating Activities                     (18,017,706)       (16,103,039)
                                                                     ------------       ------------

Cash Flows from Investing Activities

    (Increase) Decrease Net Federal funds sold                         (4,613,142)         6,411,368
    Increase in loans receivable, net                                 (40,551,763)       (23,041,229)
    Purchase of securities available for sale                          (4,980,586)        (3,438,174)
    Paydown of securities available for sale                            3,876,966            302,198
    Payments for the purchase of property                                (984,462)          (515,303)
                                                                     ------------       ------------
              Net Cash Used by Investing Activities                   (47,252,987)       (20,281,140)
                                                                     ------------       ------------

Cash Flows from Financing Activities
    Proceeds from issuance of common stock                              2,970,520                  -
    Net increase in deposits                                           72,723,913         40,560,963
    Net decrease in federal funds purchased and other
        borrowed money                                                 (9,630,908)        (3,311,024)
                                                                     ------------       ------------
              Net Cash Provided by Financing Activities                66,063,525         37,249,939
                                                                     ------------       ------------

Net Increase (Decrease) in Cash and Due from Banks                        792,832            865,760

Cash and Due from Banks, beginning of period                              175,819          1,143,481
                                                                     ------------       ------------

Cash and Due from Banks, end of period                               $    968,651       $  2,009,241
                                                                     ============       ============


Noncash Investing Activities
    Unrealized gain on securities available for sale, net            $      2,840       $    (23,799)
                                                                     ============       ============



The Notes to Consolidated Financial Statements are an integral part of these statements.

                        MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000




1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Significant Accounting Policies

         Millennium Bankshares Corporation (the Corporation), a Virginia bank holding corporation, was incorporated on December 1, 1998. On April 1, 1999, the Corporation acquired all of the outstanding shares of Millennium Bank N.A., (the Bank), a wholly-owned subsidiary. On June 14, 1999, Millennium Brokerage Services, Inc. (Brokerage Services), a wholly-owned subsidiary, was incorporated. Millennium Capital, Inc., a wholly-owned subsidiary of Millennium Bank N.A., was incorporated on March 30, 1999.

         Millennium Bank is a federally chartered national bank and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The principal activities of the Bank are to attract deposits and originate loans. Millennium Capital, Inc., a wholly-owned subsidiary of the Bank conducts mortgage banking as permitted for nationally chartered banks by applicable regulations. The Bank is engaged in the general business of banking; aimed at serving individuals, small and medium sized businesses and the professional communities of Reston, Herndon and Fairfax County, Virginia. The Bank conducts full-service banking operations from its branch and headquarters located in Reston, Virginia. Millennium Brokerage Services provides a full range of investment services and products to Bank customers and the professional community.

         The accounting and reporting policies of the Corporation are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies are discussed below.

         Principals of Consolidation

         The accompanying consolidated financial statements include the accounts of the Corporation and its two wholly-owned subsidiaries: Millennium Bank, N.A. and Millennium Brokerage Services, Inc. All significant intercompany accounts and transactions have been eliminated.

         Reclassifications

         Certain reclassifications have been made to prior period balances to conform to the current period.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from the estimates that were used.

         Start Up Costs and Organizational Expenses

         The Corporation and its subsidiaries have adopted Statement of Position 98-5, which permits expensing of costs of start up activities, including organizational expenses, as incurred.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

         Cash paid for interest amounted to $2,945,849 and $1,537,737 for the nine months ended September 30, 2001 and 2000, respectively.


         The Bank is required by regulatory authorities to maintain a specific portion of its assets in the form of legal cash reserves, computed by applying prescribed percentages to its various types of deposits. When the Bank's vault cash reserves and balances maintained at the Federal Reserve Bank are in excess of that required, it may lend the excess to other banks on a daily basis. The average balance required to be maintained at the Federal Reserve Bank was approximately $25,000 for the periods ended September 30, 2001 and 2000.

         Loans, Loan Fees and Loans Held for Sale

         Loans are stated at the principal amount outstanding, net of deferred loan fees. Interest on loans is generally computed using the simple interest method. Loan fees and related direct loan origination costs are deferred and recognized as an adjustment of yield over the life of the loan or currently upon the sale or repayment of the loans.

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

         Allowance for Possible Loan Losses

         The Bank grants loans to customers primarily located in Northern Virginia.

         The provision for possible loan losses and the related allowance is established to reflect inherent, probable and known losses in the portfolio at September 30, 2001 and 2000. The allowance is increased by provisions for loan losses charged to operating expense and reduced by net charge offs. The provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and future operating or sales conditions.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Securities Available for Sale

         Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and accounted for at fair value on an aggregate basis. These include securities used as part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase liquidity, to satisfy regulatory requirements and other similar factors. Unrealized gains and losses of securities available for sale are excluded from earnings and included in accumulated other comprehensive income component of stockholders' equity, net of related income taxes. Realized gains and losses of securities available for sale are included in net securities gains (losses) based on the specific identification method.

         Bank Premises and Equipment

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the asset life using the straight-line method. Furniture and equipment are depreciated over estimated useful lives of five and seven years using the straight-line method. The Bank depreciates furniture and equipment using accelerated methods for income tax reporting.

         Repurchase Agreements

         Securities sold under agreements to repurchase mature daily, usually within one to thirty days, or over a set term, usually one to three years from the transaction date.

         Stockholders' Equity

         The Corporation was capitalized through a private offering circular dated November 24, 1998, for $8,266,400. Costs related to the private offering totalled $34,167, resulting in net capital proceeds of $8,232,233. The Corporation had a second private offering during the nine months ended September 30, 2001 raising $2,973,490. Costs related to the second private offering totaled $2,970 resulting in net capital proceeds of $2,970,520.

         Banking laws and regulatory compliance restrict the availability of earnings for the payment of dividends.

         Millennium Bankshares Corporation is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At September 30, 2001 and 2000, the Corporation is required to have minimum Tier 1 and total risk based capital ratios of
         4.00 percent and 8.00 percent, respectively. The Corporation's actual ratios were 9.73 percent and 10.74 percent for 2001 and 11.43 percent and 11.91 percent for 2000, respectively.


         Millennium Bankshares Corporation has 10,000,000, $5 par value shares authorized; 2,247,978 shares are issued and outstanding at September 30, 2001. All references to the number of common shares and per common share amounts have been restated to give retroactive effect to the stock split for all periods presented.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Stockholders' Equity (continued)

         Millennium Bank, N.A. has 810,000 shares, $5 par value, authorized, issued, and outstanding. Millennium Capital, Inc., a wholly-owned subsidiary of Millennium Bank, has 5,000, $1 par value shares authorized, one share is issued and outstanding.

         Millennium   Brokerage   Services  has  5,000,   $1  par  value  shares
         authorized; one share is issued and outstanding.

         Income Taxes

         The Bank utilizes an asset and liability approach to accounting for income taxes. The objective is to recognize the amount of income taxes payable or refundable in the current year based on the Bank's income tax return and the deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates to temporary differences, the difference between financial statement amounts and tax bases of assets and liabilities. Deferred income tax liabilities or assets are adjusted to reflect changes in tax laws or rates in the year of enactment.

         The Bank pays state franchise tax in lieu of state income taxes.

         Advertising

         The Bank follows the policy of charging the costs of advertising to expense as incurred.

         Income per Common Share

         The Bank has adopted Statement of Financial Accounting Standards ("SFAS") No. 128 which establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock. The standard requires presentation of two categories of earnings per share, basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



2.   SECURITIES AVAILABLE FOR SALE

         The amortized cost and approximate market value of securities available for sale as shown in the balance sheets of the Bank are as follows:

                                                                Gross             Approximate
                                         Amortized            Unrealized            Market
                                           Cost             Gains (Losses)           Value
                                        -----------          -----------          -----------
         September 30, 2001:
             U.S. Government and
                 Agency Securities      $ 7,056,421          $    (6,270)         $ 7,050,151
             Equity securities              863,700                    -              863,700
                                        -----------          -----------          -----------
                                        $ 7,920,121          $    (6,270)         $ 7,913,851
                                        ===========          ===========          ===========

                                                                Gross             Approximate
                                         Amortized            Unrealized            Market
                                           Cost             Gains (Losses)           Value
                                        -----------          -----------          -----------
         September 30, 2000:
             U.S. Government and
                 Agency Securities      $ 6,265,070          $   (71,672)         $ 6,193,398
             Equity securities              723,500                    -              723,500
                                        -----------          -----------          -----------
                                        $ 6,988,570          $   (71,672)         $ 6,916,898
                                        ===========          ===========          ===========


         The scheduled maturities of U.S. Government and Agency securities available for sale at September 30, 2001 were as follows:


                                                                                  Approximate
                                         Weighted            Amortized              Market
                                       Average Yield            Cost                 Value
                                       -------------         -----------          -----------
         One year or less                  5.70%             $ 7,056,421          $ 7,050,151
                                           =====             ===========          ===========


         All investment securities owned by the Bank at September 30, 2001 and 2000 were pledged as collateral on Federal Home Loan Bank and Community Bankers Bank advances and for other purposes as required or permitted by law.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



3.   LOANS RECEIVABLE

         Loans receivable include the following at September 30:


                                                      2001              2000
                                                  ------------     ------------
              Mortgage loans                      $ 51,134,521     $ 17,114,095
              Commercial                            21,017,225       12,501,995
              Lines of credit                       11,430,782        8,048,047
              Consumer                                 849,454          712,626
              Overdrafts                               143,858           12,537
                                                  ------------     ------------
              Subtotal                              84,575,840       38,389,299
              Provision for loan losses             (1,179,379)        (306,000)
              Deferred loan costs (fees)                62,518           80,302
                                                  ------------     ------------
                   Totals                         $ 83,458,979     $ 38,163,602
                                                  ============     ============


         An analysis of the allowance for possible loan losses is as follows at September 30:


                                                       2001              2000
                                                   ------------     ------------
              Balance beginning of period          $    466,000     $    161,000
              Provision for loan losses                 770,000          145,000
              Loans charged to reserve                  (56,621)               -
              Recoveries credited to reserve                  -                -
                                                   ------------     ------------
                   Totals                          $  1,179,379     $    306,000
                                                   ============     ============


         Total mortgage loans pledged as collateral for Federal Home Loan Bank advances were $17,464,485 and $10,694,257 at September 30, 2001 and 2000, respectively.

4.     Bank premises and equipment

         Bank premises and equipment include the following at September 30:


                                                      2001              2000
                                                  ------------     ------------

              Furniture and equipment             $  2,347,220     $  1,371,829
              Leasehold improvements                   470,377          289,284
                                                  ------------     ------------
                                                     2,817,597        1,661,113
              Less accumulated depreciation           (790,597)        (313,607)
                                                  ------------     ------------
                                                  $  2,027,000     $  1,347,506
                                                  ============     ============


         Depreciation of bank premises and equipment charged to expense amounted to $377,471 and $192,188 for the nine months ended September 30, 2001 and 2000, respectively.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



5.   DEPOSITS

         Deposits consist of the following at September 30:


                                           Weighted                           Weighted
                                            Average                            Average
                                         Interest Rate         2001         Interest Rate        2000
                                         -------------     ------------     -------------    ------------
              Non-interest bearing
                  demand deposits             0.00%        $ 20,690,711         0.00%        $  7,903,274
              Interest bearing
                  demand deposits             3.91%          24,442,073         4.29%          15,406,037
              Savings deposits                2.07%             319,388         2.08%             216,174
              Time deposits                   5.67%          98,614,632         6.41%          39,051,485
                                              ----         ------------         ----         ------------
                                              4.62%        $144,066,804         4.49%        $ 62,576,970
                                              ====         ============         ====         ============


         Time certificates of deposit in denominations of $100,000 or more totalled $80,664,000 and $2,651,000 as of September 30, 2001 and 2000,
         respectively.  Certificates  of deposit  mature as follows at September
         30:


                                                                            2001                 2000
                                                                        ------------         ------------
              3 months or less                                          $ 39,548,000         $ 12,098,000
              3 to 12 months                                              38,622,000           13,984,000
              1 to 5 years                                                18,650,000            9,542,000
              Over 5 years                                                 1,794,632            3,427,485
                                                                        ------------         ------------
                   Totals                                               $ 98,614,632         $ 39,051,485
                                                                        ============         ============

6.   BORROWINGS

         The Bank had borrowings outstanding as follows:

                                                         Interest
                                                            Rate            Maturity              Amount
                                                         ----------      ---------------       ------------
              September 30, 2001:
              Federal Home Loan Bank Advances              6.48%         May 28, 2004          $    400,092
                                                                                               ============

                                                         Interest
                                                            Rate            Maturity              Amount
                                                         ----------      ---------------       ------------
              September 30, 2000:
              Federal Home Loan Bank Advances              6.07%         May 29, 2001          $    750,000
                                                           6.48%         May 28, 2004               400,000
              Federal Funds Purchased                      6.95%         Demand                   2,327,976
                                                                                               ------------
                                                                                               $  3,477,976
                                                                                               ============


         Interest expense on borrowed funds was $235,292 for the nine months ended September 30, 2001 and $325,185 for the nine months ended September 30, 2000.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



7.   INCOME TAXES

         The provision for income taxes consists of the following:


                                                                  2001             2000
                                                              ------------     ------------
              Current (benefit) provision                     $    473,064     $          -
              Deferred (benefit) provision                        (360,000)               -
                                                              ------------     ------------
              Total provision for income taxes                $    113,064     $          -
                                                              ============     ============


         Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for loan losses and loan fees, are recognized in different periods for financial reporting and tax return purposes. In 2001, a valuation allowance has not been established for deferred tax assets. Realization of the deferred tax asset is dependent on generating sufficient taxable income. Although realization is not assured management believes it is more likely than not that all of the deferred tax asset will be realized.


         Net deferred tax assets are comprised of the following at September 30:


              Deferred Source                                     2001              2000
              ---------------                                 ------------     ------------
              Net operating loss carryforward                 $          -     $    313,000
              Start-up costs                                        30,000           45,000
              Loan loss reserve                                    325,000          (52,000)
              Unearned loan fees                                   (25,000)           8,000
              Depreciation                                         (20,000)               -
                                                              ------------     ------------
                     Gross deferred tax assets (liability)         360,000          314,000

              Allowance                                                  -         (314,000)
                                                              ------------     ------------
                     Net deferred tax asset                   $    360,000     $          -
                                                              ============     ============


         The provision for income taxes differs from the amount of income tax determined by applying the applying the applicable U.S. statutory Federal income tax rate to pretax income as a result of the following differences:


                                                                       2001          2000
                                                                    ----------    ---------
              Statutory Federal income tax rate                          34%          34%

              Change in deferred tax asset valuation allowance          (21)         (34)
                                                                       ----         ----
              Effective tax rate                                         13%           0%
                                                                       ====         ====

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



8.   OPERATING LEASES

         In November 2000, the Bank entered into a lease agreement for an additional branch facility in Great Falls, Virginia. The agreement provides for a term of 5 years ending November 2005, and includes two options to extend for five-year periods. Total base annual lease payments are $32,676 for the first year, increasing 3.0 percent per annum thereafter.

         In April 2000, the Bank entered into a sublease agreement with a Director of the Bank for additional office space in Herndon, Virginia. The agreement includes a term of 26 months ending May 31, 2002. Total base lease payments are approximately $29,505 for the first year, increasing 3.0 percent in the second year of the lease term.

         In November 1999, the Bank entered into a lease agreement for its headquarters and branch facility. The agreement provides for a term of 10 years ending October 31, 2009. The agreement includes two options to extend for an additional 5 years. Total base annual lease payments are $190,176 for the first year, increasing 3.0 percent per annum, thereafter.

         The following are the future minimum lease payments at September 30, 2001:


              Years ending September 30,
              --------------------------
                     2002                                            $   249,085
                     2003                                                243,514
                     2004                                                250,812
                     2005                                                258,326
                     2006 and thereafter                               1,106,835
                                                                     -----------
                         Total                                       $ 2,108,573
                                                                     ===========


         Rent expense amounted to $215,478 for the nine months ended September 30, 2001 and $145,571 for the nine months ended September 30, 2000.

9.   INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         In the ordinary course of business, the Bank has granted loans to directors, executive officers, employees and their associates. These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Directors, officers, employees and their affiliated companies were indebted to the Bank for loans totaling $9,158,000 and $6,060,000 at September 30, 2001 and 2000, respectively.


         The Corporation paid $46,211 and $8,530 for the nine months ended September 30, 2001 and 2000, respectively, to the law firm of two directors who serve as legal counsel for the Corporation and its subsidiaries.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



10.  COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT


         In the normal course of business, the Bank incurs certain contingent liabilities that are not reflected in the accompanying financial statements. Commitments under unfunded commitments approximated $18,285,000 and $10,238,000 as of September 30, 2001 and 2000,
         respectively. The Bank does not anticipate any material losses as a result of these commitments.

         The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties and residential properties.

         Most of the Bank's loans, commitments, and commercial standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank does not extend credit to any single borrower or group of related borrowers in excess of their legal limit.

11.  STOCK OPTION PLAN

         On August 12, 1999, the Corporation adopted an Incentive Stock Option Plan. The total number of shares granted under the plan cannot exceed 1,000,000 shares. The plan is administered by the Board of Directors of the Corporation and the plan will terminate as of August 11, 2009. The Board has authorized the Chairman of the Corporation the authority to grant 300,000 shares to key employees at his discretion. Under the plan the option price of the shares must be granted at not less than fair market value, the shares term may not exceed ten years and the options are not transferable.

                                                    Number of       Option Price
                                                      Shares         Per Share
                                                    ----------       ----------
              Outstanding, December 31, 1998                 -            $   -
                  Grants                               169,500                5
                  Exercised                                  -                -
                  Canceled or expired                   (3,900)               5
                                                    ----------       ----------
              Outstanding, December 31, 1999           165,600                5
                                                    ----------       ----------
                  Grants                               209,366                5
                                                                     ----------
                  Exercised                                  -                -
                  Canceled or expired                   (8,700)               5
                                                    ----------       ----------
              Outstanding, December 31, 2000           366,266                5
                                                    ----------       ----------
                  Grants                               416,666                5
                  Exercised                                  -                -
                  Canceled or expired                   (4,100)               5
                                                    ----------       ----------

              Outstanding, September 30, 2001          778,832       $        5
                                                    ==========       ==========

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



11.  STOCK OPTION PLAN (continued)


         The vesting period of the remaining options is as follows:

              Vested and exercisable                                     142,643
              February 1, 2002                                           143,714
              February 1, 2003                                           143,714
              February 1, 2004                                           143,714
              February 1, 2005                                           110,590
              February 1, 2006                                            94,457
                                                                        --------
                                                                         778,832
                                                                        ========

         The Bank adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and will continue to apply Accounting Principles Board Statement No. 25 and related interpretations in accounting for its employee compensation plans. SFAS 123 establishes standards of financial accounting and reporting for stock-based employee compensation plans including stock option plans, stock purchase plans and other arrangements by which employees receive shares of stock or other equity instruments based on the market price of an entity's stock.

         If the Bank had elected to recognize compensation cost for the plan based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                      2001           2000
                                                                    --------       --------
              Net income                     As reported            $772,897       $288,743
                                             Pro forma               617,460        208,784

              Basic earnings per share       As reported                .38            .17
                                             Pro forma                  .30            .13

              Diluted earnings per share     As reported                .32            .17
                                             Pro forma                  .26            .13

         Compensation costs under SFAS 123 are recognized when the options are vested and exercisable. The fair value of Millennium Bank stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black Scholes pricing model with the following assumptions: a risk free interest rate of 3.96 percent, no estimated dividend yield, an expected volatility of 10 percent and an expected holding period of five years.

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



12.  EARNINGS PER SHARE


         The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential dilutive common stock.


                                                               For the Years Ended September 30,
                                          --------------------------------------------------------------------------

                                                         2001                                   2000
                                          ----------------------------------      ----------------------------------
                                            Net                    Per Share        Net                    Per Share
                                          Income        Shares      Amount         Income      Shares        Amount
                                          -------      ---------    ------        --------    ---------      ------
         Net Income (loss)                772,897      2,054,764                  $288,743    1,653,280
                                          =======
         Basic earnings per share                                    $0.38                                    $0.17
         Effect of dilutive securities
             Stock options                               104,869                                 -
             Warrants                                    222,612                                 -
                                                       ---------
         Diluted earnings per share       772,897      2,382,245     $0.32        $288,743    1,653,280        0.17
                                          =======      =========     =====        ========    =========        ====


         Stock options and Warrants to purchase common stock were outstanding during 2000 but were not included in the computation of EPS because the options' exercise price was greater than the average market price of the common shares.


13.  PARENT COMPANY ACTIVITY


         Millennium Bankshares Corporation owns all of the outstanding shares of the Bank. Accordingly, the balance sheet and statement of income for the Corporation only, are as follows at September 30:


                                        BALANCE SHEETS

                                                                     2001                 2000
                                                                 ------------         ------------
              Assets:
                  Cash and due from banks                        $    120,489         $  1,168,645
                  Investment in subsidiaries                       11,137,826            6,061,114
                  Other assets                                        115,323               78,418
                                                                 ------------         ------------
              Total Assets                                       $ 11,373,638         $  7,308,177
                                                                 ============         ============

              Stockholder's equity:
                  Common stock                                   $ 11,202,753         $  8,232,233
                  Accumulated other comprehensive loss                 (4,075)             (71,672)
                  Retained deficit                                    174,960             (852,384)
                                                                 ------------         ------------
              Total Liabilities and Stockholders' Equity         $ 11,373,638         $  7,308,177
                                                                 ============         ============

                                     STATEMENTS OF INCOME

                                                                     2001                 2000
                                                                 ------------         ------------
              Equity in earnings of Bank                         $    757,508         $    314,821
              Equity in loss of other subsidiaries                     (5,084)             (31,520)
              Interest income, net                                     20,473                5,442
                                                                 ------------         ------------
              Net income (loss)                                  $    772,897         $    288,743
                                                                 ============         ============

                       MILLENNIUM BANKSHARES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000



13.  PARENT COMPANY ACTIVITY (continued)


                                        STATEMENTS OF CASH FLOWS

                                                                      2001                 2000
                                                                  ------------         ------------
              Cash Flows from Operating Activities
                  Net income (loss)                               $    772,897         $    288,743
                  Increase in other assets                              (1,230)             (31,793)

              Cash Flows from Investing Activities
                  Increase in investment subsidiaries               (3,653,574)            (253,216)

              Cash Flows from Financing Activities
                  Proceeds from issuance of stock                    2,970,520                    -
                                                                  ------------         ------------

              Net Increase in Cash and
                  Due from Banks                                        88,613                3,734

              Cash and Due from Banks, beginning of period              31,876            1,164,911
                                                                  ------------         ------------

              Cash and Due from Banks, end of period              $    120,489         $  1,168,645
                                                                  ============         ============
              Noncash Investing Activities
                  Unrealized gain on securities
                      available for sale, net                     $      2,840         $    (23,799)
                                                                  ============         ============


================================================================================

             , 2002


                    [MILLENNIUM BANKSHARES CORPORATION LOGO]


                        1,150,000 Shares of Common Stock


                                -----------------

                                   PROSPECTUS

                                -----------------





                            McKinnon & Company, Inc.




--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

                      Dealer Prospectus Delivery Obligation

Until          , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

         The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.


Item 25.     Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee.....................$2,315 *
National Association of Securities Dealers Examination Fee...............1,426 *

Nasdaq SmallCap Market Listing Fee.......................................6,000
Printing Expenses.......................................................18,000
Accounting Fees and Expenses............................................32,000
Legal Fees and Expenses.................................................65,000
Blue Sky Fees and Expenses..............................................15,000
Miscellaneous Expenses...................................................5,259

Total.................................................................$145,000
                                                                       =======

---------------
* Represents actual expenses. All other expenses are estimates.

         In addition, the Registrant has purchased and maintains insurance for each of its directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Registrant, including liabilities that he or she may incur in the registration, offering or sale of the securities that this Registration Statement covers. The premiums that the Registrant pays in connection with such insurance totals approximately $17,000 per year.


Item 26.     Recent Sales of Unregistered Securities

         The Registrant has sold  unregistered  securities within the past three
(3) years as follows:

         In March 1999, the Registrant sold 826,640 shares of its Common Stock in a private offering to 138 investors. In addition, the Registrant issued, for each share of Common Stock purchased, a warrant to acquire one share of Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The offering price for each share and the accompanying warrant was $10.00 (or $5.00, as adjusted), or a total of $8,266,400 in the private offering. The Registrant did not have an underwriter in connection with this private offering. The Registrant relied upon
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and the applicable regulations promulgated thereunder for the exemption from registration for the issuance of the shares and warrants in this private offering.


         On September 2, 1999, the Registrant granted to certain of its key employees options to acquire a total of 169,500 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act for the exemption from registration for the grant of these options.


         On February 9, 2000, the Registrant granted to certain of its key employees options to acquire a total of 209,366 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act for the exemption from registration for the grant of these options.


         On January 10, 2001, the Registrant granted to its directors options to acquire a total of 20,270 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Section 4(2) of the Securities Act and Rule 701 under the Securities Act for the exemption from registration for the grant of these options.


         On January 25, 2001, the Registrant granted to certain of its key employees options to acquire a total of 33,066 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act for the exemption from registration for the grant of these options.


         On February 8, 2001, the Registrant granted to certain of its key employees options to acquire a total of 343,330 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act for the exemption from registration for the grant of these options.


         In February and March 2001, the Registrant sold 297,349 shares of its Common Stock in a private offering to 95 investors, some of whom were existing shareholders. The offering price was $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001), or a total of $2,973,490 in the private offering. The Registrant did not have an underwriter in connection with this private offering. The Registrant relied upon Section 4(2) of the Securities Act and the applicable regulations promulgated thereunder for the exemption from registration for this private offering. The Registrant subsequently offered each investor the right to rescind his or her investment and the opportunity to reaffirm his or her investment. The Registrant relied upon Section 4(2) of the Securities

Act and the applicable regulations promulgated thereunder for the exemption from registration for the additional private offering involved.


         On September 1, 2001, the Registrant granted to certain of its key employees options to acquire a total of 20,000 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act for the exemption from registration for the grant of these options.


Item 27.     Exhibits

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit No.                       Description
----------                        -----------

    1             Form of Underwriting Agreement**
    3.1           Articles of Incorporation (restated in electronic format)**
    3.2           Bylaws*
    4.1           Form of Common Stock Certificate*
    4.2           Form of Warrant Agreement*
    5             Opinion of Williams, Mullen, Clark & Dobbins, P.C.*
    10.1          Employment  Contract,  dated as of February  8, 2001,  between
                  Millennium Bankshares Corporation, Millennium Bank and Carroll
                  C. Markley*
    10.2          Form  of  Employee  Stock  Option  of  Millennium   Bankshares
                  Corporation*
    21            List of Subsidiaries**
    23.1          Consent of Williams,  Mullen, Clark & Dobbins,  P.C. (included in Exhibit 5 above)*
    23.2          Consent of Thompson, Greenspon & Co., P.C.**
    24            Powers of Attorney (included on signature page)*

--------------------------

*    Previously filed.
**   Filed herewith.


Item 28.     Undertakings

         The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The small business issuer will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Fairfax, Commonwealth of Virginia, on December 11, 2001.


                             MILLENNIUM BANKSHARES CORPORATION



                             By:   /s/ Carroll C. Markley
                                 ------------------------------------------
                                 Carroll C. Markley
                                 Chairman, President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                  Signature                                       Title                              Date
                  ---------                                       -----                              ----


          /s/ Carroll C. Markley                         Chairman, President and               December 11, 2001
-------------------------------------------              Chief Executive Officer
             Carroll C. Markley                       (Principal Executive Officer)



           /s/ Thomas J. Chmelik                                Treasurer                      December 11, 2001
-------------------------------------------         (Principal Financial Officer and
              Thomas J. Chmelik                       Principal Accounting Officer)



-------------------------------------------                     Director
              Bronson Ford Byrd



                      *                                         Director                        December 11, 2001
-------------------------------------------
             L. James D'Agostino



                                                                Director
-------------------------------------------
              Andrew E. Kauders



                  Signature                                       Title                              Date
                  ---------                                       -----                              ----



                                                                Director
-------------------------------------------
                 Jay W. Khim



                                                                Director
-------------------------------------------
              Stewart R. Little



                                                                Director
-------------------------------------------
               David B. Morey



                     *                                          Director                       December 11, 2001
-------------------------------------------
              Arthur J. Novick



                     *                                          Director                       December 11, 2001
-------------------------------------------
              Gregory L. Oxley



                                                                Director
-------------------------------------------
              Rolando J. Santos



                                                                Director
-------------------------------------------
               Robert T. Smoot



                     *                                          Director                       December 11, 2001
-------------------------------------------
               Derek A. Tidman



                     *                                          Director                       December 11, 2001
-------------------------------------------
             Ronald W. Torrence


                  Signature                                       Title                              Date
                  ---------                                       -----                              ----



                     *                                          Director                       December 11, 2001
-------------------------------------------
              Douglas K. Turner




         * Thomas J. Chmelik, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this Registration Statement.



Date:  December 11, 2001                  /s/ Thomas J. Chmelik
                                          --------------------------------------
                                          Thomas J. Chmelik
                                          Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.                    Description
----------                     -----------

    1             Form of Underwriting Agreement**

    3.1           Articles of Incorporation (restated in electronic format)**

    3.2           Bylaws*

    4.1           Form of Common Stock Certificate*

    4.2           Form of Warrant Agreement*

    5             Opinion of Williams, Mullen, Clark & Dobbins, P.C.*

    10.1 Employment Contract, dated as of February 8, 2001, between Millennium Bankshares Corporation, Millennium Bank and Carroll
                  C. Markley*

    10.2          Form  of  Employee  Stock  Option  of  Millennium   Bankshares
                  Corporation*

    21            List of Subsidiaries**

    23.1 Consent of Williams, Mullen, Clark & Dobbins, P.C. (included in Exhibit 5 above)*

    23.2          Consent of Thompson, Greenspon & Co., P.C.**

    24            Powers of Attorney (included on signature page)*

___________________________
*    Previously filed.
**   Filed herewith.